Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

FLAGSTONE REINSURANCE HOLDINGS, S.A.,

FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED,

VALIDUS HOLDINGS, LTD.

and

VALIDUS UPS, LTD.

Dated as of August 30, 2012

TABLE OF CONTENTS

Page

ARTICLE I	The Mergers	2

ARTICLE II	Effect on the Share Capital of the Constituent Entities; Payment of Consideration	5

ARTICLE III	Representations and Warranties of the Company and Flagstone Bermuda	12

i

Section 3.24	Opinion of Financial Advisor	33
Section 3.25	Brokers and Other Advisors	33
Section 3.26	Affiliate Transactions	33
Section 3.27	No Other Representations or Warranties	33

ARTICLE IV	Representations and Warranties of Parent and Merger Sub	34

ARTICLE V	Additional Covenants and Agreements	46

ARTICLE VI	Conditions Precedent	70

Section 6.01	Conditions to Each Party’s Obligation to Effect the Mergers	70

ii

Section 6.02	Conditions to Obligations of Parent and Merger Sub	70
Section 6.03	Conditions to Obligations of the Company	72
Section 6.04	Frustration of Closing Conditions	73

ARTICLE VII	Termination	74

Section 7.01	Termination	74
Section 7.02	Effect of Termination	76
Section 7.03	Termination Fee	76

ARTICLE VIII	Miscellaneous	78

Exhibit A	First-Step Statutory Merger Agreement
Exhibit B	Second-Step Statutory Merger Agreement

iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 30, 2012, among FLAGSTONE REINSURANCE HOLDINGS, S.A., a Luxembourg société anonyme (the “Company”), FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED, a Bermuda exempted company and a wholly owned subsidiary of the Company (“Flagstone Bermuda”), VALIDUS HOLDINGS, LTD., a Bermuda exempted company (“Parent”), and VALIDUS UPS, LTD., a Bermuda exempted company and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Board of Directors of each of the Company, Flagstone Bermuda, Parent and Merger Sub (i) have approved the business combination transactions provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Flagstone Bermuda, with Flagstone Bermuda surviving such merger (the “First-Step Merger”), which shall be immediately followed by the merger of Flagstone Bermuda with and into Merger Sub, with Merger Sub surviving such merger (the “Second-Step Merger” and, together with the First-Step Merger, the “Mergers”), so that immediately following the Mergers, the successor-in-interest to the Company will be a wholly owned Subsidiary of Parent, and (ii) have determined that the terms of this Agreement are in the best interests of the Company, Flagstone Bermuda, Parent or Merger Sub, as applicable;

WHEREAS, the Board of Directors of the Company has recommended approval of the First-Step Merger, the First-Step Statutory Merger Agreement and this Agreement by the Company’s shareholders;

WHEREAS, Trilantic Capital Partners III L.P., Trilantic Capital Partners Fund (B) III L.P., Trilantic Capital Partners Fund III L.P., TCP Capital Partners V L.P., Trilantic Capital Partners Fund III Onshore Rollover L.P., Lightyear Fund II (Cayman), L.P., Lightyear Co-Invest Partnership II (Cayman), L.P., Lightyear Capital II, LLC, and Lightyear Capital LLC have entered into certain agreements with Parent (the “Voting Agreements”) pursuant to which such shareholders have agreed to vote all of their respective Company Shares (subject to the limitations on voting rights set forth in Section 51A of the Company Charter, to the extent applicable) in favor of, and to otherwise support, the Mergers;

WHEREAS, the Company, as the sole shareholder of Flagstone Bermuda, will approve the First-Step Merger, the First-Step Statutory Merger Agreement and, subject to the completion of the First-Step Merger, the Second-Step Merger and the Second-Step Statutory Merger Agreement, immediately after the execution and delivery of this Agreement;

WHEREAS, Parent, as the sole shareholder of Merger Sub, will approve the Second-Step Merger and the Second-Step Statutory Merger Agreement, immediately after the execution and delivery of this Agreement;

WHEREAS, it is intended that for U.S. federal income tax purposes (i) the First-Step Merger will qualify as a reorganization under Section 368(a) of the Code, this Agreement will constitute a plan of reorganization, and each of the Company and Flagstone Bermuda will be a party to such reorganization within the meaning of Section 368(b) of the Code, and (ii) the Second-Step Merger will qualify as a reorganization under Section 368(a) of the Code, this Agreement will constitute a plan of reorganization, and each of Parent and Flagstone Bermuda will be a party to such reorganization within the meaning of Section 368(b) of the Code; and

WHEREAS, the Company, Flagstone Bermuda, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

The Mergers

Section 1.01         First-Step Merger.  On the terms and subject to the conditions set forth in this Agreement, and pursuant to Section XIV of the Law of August 10, 1915 on commercial companies, as amended (the “Luxembourg Company Law”), Section 104A of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), and the terms and conditions of the First-Step Statutory Merger Agreement, at the First-Step Effective Time, the Company shall be merged with and into Flagstone Bermuda by way of a merger by absorption, the separate corporate existence of the Company shall thereupon cease, and Flagstone Bermuda shall be the surviving company in the First-Step Merger (such surviving company, the “Intermediate Company”).

Section 1.02         First-Step Merger Effective Time.  On the terms and subject to the conditions set forth in this Agreement and the First-Step Statutory Merger Agreement, the Company and Flagstone Bermuda will (a) execute and deliver the First-Step Statutory Merger Agreement, (b) prior to the dissemination of the Proxy Statement to the shareholders of the Company and at least one month prior to the Company Shareholders Meeting, publish the First-Step Statutory Merger Agreement (duly executed pursuant to clause (a)) in the official gazette in the Grand Duchy of Luxembourg (“Luxembourg”) (the “Mémorial C”) (such publication being the “Luxembourg Merger Publication”), (c) on or prior to the Closing Date (but following the Company Shareholder Approval), cause a notarial deed including the minutes of the Company Shareholders Meeting (the “Luxembourg Notarial Deed”) with respect to the First-Step Statutory Merger Agreement, verifying and certifying as to the existence and validity of the Luxembourg legal acts and formalities of the Company in respect of the First-Step Merger, to be executed and delivered as provided under Article 271 of the Luxembourg Company Law, and published thereafter in the Mémorial C as provided under Article 9 and Article 273 of the Luxembourg Company Law (such publication being the “Luxembourg Deed Publication”), (d) on or prior to the Closing Date, cause an application for registration of the Intermediate Company (the “First-Step Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (e) cause to be included in the First-Step Merger Application a request that the Registrar issue the certificate of merger with respect to the First-Step Merger (the “Certificate of First-Step Merger”) on the Closing Date at the time of day mutually agreed to by the Company and Parent and set forth in the First-Step Merger Application.  The First-Step Merger shall become effective at the time on the Closing Date shown on the Certificate of First-Step Merger issued by the Registrar (such time, the “First-Step Effective Time”).

Section 1.03         Effects of First-Step Merger.  From and after the First-Step Effective Time, the First-Step Merger shall have the effects set forth in this Agreement, Article 274 of the Luxembourg Company Law and Section 109(2) of the Bermuda Companies Act.

Section 1.04         Memorandum of Association and Bye-Laws of the Intermediate Company.  The memorandum of association of Flagstone Bermuda, as in effect immediately prior to the First-Step Effective Time and as published in the First-Step Statutory Merger Agreement, shall be the memorandum of association of the Intermediate Company (amended to reflect the share capital of the Intermediate Company as provided for in Section 2.01) until thereafter changed or amended as provided therein or pursuant to applicable Law.  The bye-laws of Flagstone Bermuda as in effect immediately prior to the First-Step Effective Time and as published in the First-Step Statutory Merger Agreement shall be the bye-laws of the Intermediate Company until thereafter changed or amended as provided herein or pursuant to applicable Law.

Section 1.05         Board of Directors and Officers of the Intermediate Company.  The directors of Flagstone Bermuda in office immediately prior to the First-Step Effective Time shall be the directors of the Intermediate Company until the earlier of their death, resignation or removal or replacement pursuant to the Second-Step Merger.  The officers of Flagstone Bermuda in office immediately prior to the First-Step Effective Time shall be the officers of the Intermediate Company until the earlier of their death, resignation or removal or replacement pursuant to the Second-Step Merger.

Section 1.06         Second-Step Merger.  On the terms and subject to the conditions set forth in this Agreement, and pursuant to Section 104H of the Bermuda Companies Act, at the Final Effective Time, the Intermediate Company shall be merged with and into Merger Sub, the separate corporate existence of the Intermediate Company shall thereupon cease, and Merger Sub shall be the surviving company in the Second-Step Merger (such surviving company, the “Surviving Company”).

Section 1.07         Second-Step Merger Effective Time.  On the terms and subject to the conditions set forth in this Agreement and the Second-Step Statutory Merger Agreement, the Intermediate Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Second-Step Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Second-Step Merger Application” and, together with the First-Step Merger Application, the “Merger Applications”) to be executed and delivered to the Registrar as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Second-Step Merger Application a request that the Registrar issue the certificate of merger with respect to the Second-Step Merger (the “Certificate of Second-Step Merger”) on the Closing Date immediately following the issuance of the Certificate of First-Step Merger and the First-Step Effective Time.  The Second-Step Merger shall become effective at the time on the Closing Date shown on the Certificate of Second-Step Merger issued by the Registrar (such time, the “Final Effective Time”).

Section 1.08         Effects of Second-Step Merger.  From and after the Final Effective Time, the Second-Step Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

Section 1.09         Memorandum of Association and Bye-Laws of the Surviving Company.  The memorandum of association and bye-laws of Merger Sub, as in effect immediately prior to the Final Effective Time, shall be the memorandum of association and bye-laws of the Surviving Company until thereafter changed or amended as provided therein or pursuant to applicable Law (in each case, subject to Section 5.08(a) hereof).

Section 1.10         Board of Directors and Officers of Surviving Company.  The directors of Merger Sub in office immediately prior to the Final Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of Merger Sub in office immediately prior to the Final Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.11         Closing.  The closing (the “Closing”) of the Mergers shall take place at the offices of Appleby (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton, Bermuda at 10:00 a.m., Hamilton time, on a date to be specified by the Company and Parent, which date shall be as soon as reasonably practicable (but in any event no later than the third business day) following the satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

ARTICLE II

Effect on the Share Capital of the Constituent Entities;
Payment of Consideration

Section 2.01         Effect of First-Step Merger on the Share Capital of the Company and Flagstone Bermuda.  At the First-Step Effective Time, by virtue of the occurrence of the First-Step Merger, and without any action on the part of the Company, Flagstone Bermuda or any holder of any shares, par value $0.01 per share, of the Company (“Company Shares”) or any shares, par value $0.01 per share, of Flagstone Bermuda (“Flagstone Bermuda Shares”):

(a)          Share Capital of Flagstone Bermuda.  Each issued and outstanding Flagstone Bermuda Share that is owned by the Company immediately prior to the First-Step Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(b)         Cancelation of Treasury Shares.  All Company Shares that are owned by the Company as treasury shares immediately prior to the First-Step Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c)          Conversion of Company Shares.  Subject to Section 2.01(b), each Company Share that is issued and outstanding immediately prior to the First-Step Effective Time shall be converted automatically into and become one duly authorized, validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Intermediate Company (“Intermediate Company Shares”).  As of the First-Step Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.  Each certificate previously evidencing any Company Shares (each, a “Certificate”) or uncertificated Company Shares represented by book-entry (each, a “Book-Entry Share”) immediately prior to the First-Step Effective Time shall thereafter represent, without the requirement of any exchange thereof, that number of Intermediate Company Shares into which such Company Shares represented by such Certificate or book-entry, as applicable, have been converted pursuant to this Section 2.01(c) and the right to receive dividends and other distributions in accordance with Section 2.01(d), in each case without interest.

(d)         Transfer Books; Dividends.  The Intermediate Company Shares resulting from the conversion of Company Shares pursuant to Section 2.01(c) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares previously outstanding, subject, however, to the Intermediate Company’s obligation to pay any dividends or make any other distributions with a record date prior to the First-Step Effective Time that may have been declared by the Company on Company Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the First-Step Effective Time.  At the First-Step Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Intermediate Company of the Company Shares that were outstanding immediately prior to the First-Step Effective Time.

Section 2.02         Effect of Second-Step Merger on the Share Capital of Merger Sub and the Intermediate Company.  At the Final Effective Time, by virtue of the occurrence of the Second-Step Merger, and without any action on the part of the Intermediate Company, Parent, Merger Sub or any holder of any Intermediate Company Shares or any shares, par value $0.01 per share, of Merger Sub (“Merger Sub Shares”):

(a)          Share Capital of Merger Sub.  Each issued and outstanding Merger Sub Share shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Company (the “Surviving Company Shares”).

(b)         Cancelation of Treasury Shares and Parent-Owned Shares; Treatment of Shares Held by Intermediate Company Subsidiaries.  All Intermediate Company Shares that are owned by the Intermediate Company as treasury shares and any Intermediate Company Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Final Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.  Each Intermediate Company Share owned by any direct or indirect wholly owned Subsidiary of the Intermediate Company shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration.

(c)          Conversion of Intermediate Company Shares.  Subject to Section 2.02(b) and Section 2.03(d), each Intermediate Company Share that is issued and outstanding immediately prior to the Final Effective Time shall be converted automatically into and shall thereafter represent the right to receive (i) 0.1935 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and non-assessable voting common shares, par value $0.175 per share, of Parent (such shares, “Parent Shares”, and such share consideration, the “Merger Share Consideration”) and (ii) an amount in cash equal to $2.00, without interest (such cash consideration, the “Merger Cash Consideration” and, together with the Merger Share Consideration and any cash paid in lieu of fractional Parent Shares in accordance with Section 2.03(d), the “Merger Consideration”).  As of the Final Effective Time, all such Intermediate Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Intermediate Company Shares represented thereby to be paid in consideration therefor, in accordance with Section 2.03(b), and the right to receive dividends and other distributions in accordance with this Article II, in each case without interest.

Section 2.03         Exchange Fund.

(a)          Exchange Agent.  Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Article II and, in connection therewith, shall prior to the Closing Date enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company.  At or prior to the Final Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent (i) a number of certificates or shares in book-entry form sufficient to pay the aggregate Merger Share Consideration and (ii) an amount in cash sufficient to pay the aggregate Merger Cash Consideration and, to the extent then determinable, cash payable in lieu of fractional shares pursuant to Section 2.03(d) (such shares, cash and cash referred to in the immediately following sentence being hereinafter referred to as the “Exchange Fund”). From time to time as necessary and determinable, Parent shall promptly deposit or cause to be deposited with the Exchange Agent additional cash sufficient to pay the cash payable in lieu of fractional shares pursuant to Section 2.03(d) and any dividends and other distributions payable pursuant to Section 2.03(e). Pending its disbursement in accordance with this Section 2.03, any cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any interest or other income resulting from such investments shall be paid over promptly to Parent and any amounts in excess of the amounts payable under Section 2.02(c) shall be promptly returned to Parent. Parent shall or shall cause the Surviving Company to promptly replace or restore the cash in the Exchange Fund so as to ensure that the cash in the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make all payments of Merger Cash Consideration, cash payable in lieu of fractional shares pursuant to Section 2.03(d) and any dividends or other distributions payable pursuant to Section 2.03(e) in accordance herewith. No investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any former holder of Intermediate Company Shares to receive the Merger Cash Consideration, cash payable in lieu of fractional shares pursuant to Section 2.03(d) and any dividends or other distributions payable pursuant to Section 2.03(e) pertaining thereto as provided herein.

(b)         Letter of Transmittal; Exchange of Certificates.  As soon as practicable after the Final Effective Time (but in no event later than three business days after the Final Effective Time), the Surviving Company or Parent shall cause the Exchange Agent to mail to each holder of a Certificate or Book-Entry Share a form of letter of transmittal (which (i) may specify that delivery of a Certificate or Book-Entry Share shall be effected, and risk of loss and title to such Certificate or Book-Entry Share shall pass, only upon delivery of such Certificate or Book-Entry Share to the Exchange Agent and (ii) shall be in such form and have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as the Surviving Company may specify, subject to the Company’s reasonable approval (to be obtained prior to the Final Effective Time)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates or Book-Entry Shares may receive the Merger Consideration and any dividends or other distributions to which they are entitled pursuant to this Article II.  Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates or Book-Entry Shares, the Exchange Agent shall deliver to such holder (A) a certificate or book-entry representing that number of whole Parent Shares (rounded down to the nearest whole Parent Share (taking into account all certificates held by such holder)) that such holder has the right to receive pursuant to the provisions of this Article II and (B) cash in an amount (after giving effect to any required Tax withholdings, as provided in Section 2.03(i)) equal to (x) the number of Intermediate Company Shares represented by such Certificate or Book-Entry Shares immediately prior to the Final Effective Time multiplied by the Merger Cash Consideration plus (y) cash in lieu of fractional shares that such holder has the right to receive pursuant to Section 2.03(d) plus (z) any dividends or other distributions that such holder has the right to receive pursuant to Section 2.03(e), and such surrendered Certificates or Book-Entry Shares shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment (1) shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder or (2) shall have established to the reasonable satisfaction of the Surviving Company that such Tax either has been paid or is not applicable.  Until satisfaction of the applicable procedures contemplated by this Section 2.03, each Certificate or Book-Entry Share shall be deemed at any time after the Final Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions such Certificate or Book-Entry Share is entitled to pursuant to this Article II pertaining to the Intermediate Company Shares formerly represented thereby as contemplated by this Article II.  No interest shall be paid or shall accrue on the cash payable pursuant to this Article II.

(c)         Transfer Books; No Further Ownership Rights in Intermediate Company Shares.  The Merger Consideration paid and payments (if any) made pursuant to Section 2.03(e) in respect of each Intermediate Company Share upon surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Intermediate Company Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the First-Step Effective Time that may have been declared by the Company on Company Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the First-Step Effective Time.  At the Final Effective Time, the share transfer books of the Intermediate Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Company of Intermediate Company Shares that were outstanding immediately prior to the Final Effective Time.  From and after the Final Effective Time, the holders of Intermediate Company Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Final Effective Time shall cease to have any rights with respect to such underlying Intermediate Company Shares, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 2.03(g), if, at any time after the Final Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)         No Fractional Shares.  Notwithstanding anything in this Agreement to the contrary, no fraction of a Parent Share may be issued in connection with the Second-Step Merger and no dividends or other distributions with respect to Parent Shares shall be payable on or with respect to any fractional share and no such fractional share will entitle the owner thereof to vote or to any rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, any holder of Intermediate Company Shares or Share Units who would otherwise have been entitled to a fraction of a Parent Share shall be paid cash, without interest, in an amount equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled under this Article II multiplied by (ii) the Average Parent Share Price.

(e)         Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Shares with a record date after the Final Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Parent Shares that the holder thereof has the right to receive upon the surrender thereof until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with this Article II.  Subject to any applicable foreign, state, federal or other abandoned property, escheat or similar Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, in addition to all other amounts to which such holder is entitled under this Article II, the amount of dividends or other distributions payable with respect to such whole shares of Parent Shares that such holder is entitled to pursuant to this Article II with a record date after the Final Effective Time and paid with respect to Parent Shares prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Final Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Shares that such holder is entitled to pursuant to this Article II.

(f)         Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration and any dividends or other distributions to be paid in respect of the Intermediate Company Shares formerly represented by such Certificate as contemplated by this Article II.

(g)         Termination of Exchange Fund.  At any time following the first anniversary of the Closing Date, the Surviving Company shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been made available to the Exchange Agent and which has not been disbursed to former holders of Intermediate Company Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Company for, and, subject to applicable Law, Parent and the Surviving Company shall remain liable, for, payment of their claims of the Merger Consideration and any dividends or other distributions that such holders have the right to receive pursuant to this Article II pertaining to their former Intermediate Company Shares pursuant to the provisions of this Article II.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(h)         No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Company, Flagstone Bermuda, Merger Sub, the Intermediate Company, the Surviving Company or the Exchange Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable foreign, state, federal or other abandoned property, escheat or similar Law.

(i)          Withholding Taxes.  Parent, the Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of other applicable Tax Law.  To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.04         Company Equity Awards.

(a)         Share Unit Consideration.  Prior to the First-Step Effective Time, the Board of Directors of the Company (or, if appropriate, any duly-authorized committee thereof administering the Company Share Plans) shall adopt such resolutions and take such other actions as may be required to provide that, immediately following the Final Effective Time, (i) each restricted share unit in respect of Company Shares granted under a Company Share Plan or otherwise (a “Company RSU”) and each performance share unit in respect of Company Shares granted under a Company Share Plan or otherwise (a “Company PSU”) (whether time-based or performance-based) that is outstanding immediately prior to the First-Step Effective Time (each, a “Share Unit”) shall be converted into (x) a number of fully vested Parent Shares equal to (1) the Exchange Ratio multiplied by (2) the number of Company Shares subject to such Share Unit immediately prior to the First-Step Effective Time (provided that the total number of Parent Shares that each holder of Share Units is entitled to receive (taking into account all Share Units held by such holder) shall be rounded down to the nearest whole Parent Share and such holder shall be entitled to cash in lieu of any fractional Parent Shares pursuant to Section 2.03(d)) and (y) the right to receive an amount in cash equal to the sum of (1) the Merger Cash Consideration multiplied by the number of Company Shares subject to such Share Unit immediately prior to the First-Step Effective Time and (2) the cumulative dividends declared by the Company in respect of the number of Company Shares subject to such Share Unit immediately prior to the First-Step Effective Time from the beginning of the applicable vesting period (in the case of a Company RSU) or performance period (in the case of a Company PSU) through immediately prior to the First-Step Effective Time, in the case of each of clauses (x) and (y), determined assuming, in the case of any Company PSU, attainment of all applicable performance goals at the maximum level for payout and (ii) the holder of each Company PSU that is outstanding on the date of this Agreement and that vests pursuant to its terms prior to the First-Step Effective Time (each such Company PSU, a “Pre-Closing Vested PSU”) shall be entitled to receive the Merger Consideration with respect to the Additional Pre-Closing Vested PSUs (all amounts payable pursuant to this Section 2.04(a), the “Share Unit Consideration”).  All Pre-Closing Vested PSUs shall be settled only in Company Shares.

(b)         Withholding.  Payment of the Share Unit Consideration shall be subject to withholding in accordance with Section 2.03(i); provided, however, that, for the avoidance of doubt, at the election of any holder of Share Units, any such withholding may be satisfied by delivery of shares of Parent Common Stock to Parent.

(c)         Board Actions.  The Board of Directors of the Company (or, if appropriate, any duly-authorized committee thereof administering the Company Share Plans) shall take all actions necessary to effectuate the provisions of this Section 2.04.

Section 2.05         Payments with Respect to Company Equity Awards.  Promptly after the Final Effective Time (but in any event, no later than the second payroll date after the Final Effective Time), the Surviving Company shall pay through its payroll systems the amounts due pursuant to Section 2.04 to the holders of Share Units, including Pre-Closing Vested PSUs.

Section 2.06         Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Final Effective Time, subject to compliance with the terms of this Agreement, the outstanding Parent Shares or Company Shares (or Intermediate Company Shares, as applicable) shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.07         Warrant.  At the Final Effective Time, the Amended and Restated Share Purchase Warrant, dated June 25, 2010 (the “Warrant”), shall be amended such that, upon payment of the per share exercise price in effect immediately prior to the Final Effective Time, the Warrant shall be converted into the right to receive (on a per share basis and based on the number of Company Shares subject to the Warrant immediately prior to the Final Effective Time) (i) the Merger Share Consideration, subject to adjustments (if any) pursuant to the terms of the amended warrant, and (ii) the Merger Cash Consideration.  The total number of Parent Shares to be issued to such holder under the terms of the amended warrant upon exercise of such warrant and payment of the applicable exercise price shall be rounded down to the nearest whole Parent Share, and Parent shall pay an amount in cash equal to any fraction of a Parent Share that would otherwise be issuable to such holder.  All other terms of the Warrant will continue to apply to the amended warrant agreement (to the extent applicable), and Parent and the Company shall take all actions required to amend the Warrant pursuant to this Section 2.07.  The amended Warrant will reflect only such terms and provisions as are in the current Warrant or as are required to be amended by the terms thereof.

ARTICLE III

Representations and Warranties of the Company and Flagstone Bermuda

The Company and Flagstone Bermuda jointly and severally represent and warrant to Parent and Merger Sub that, as of the date of this Agreement and as of the Closing Date, except as (A) set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Article III to which it corresponds in number and each other section or subsection of this Article III to the extent that it is reasonably apparent on the face thereof that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (the “Company Filed SEC Documents”), other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections in such Company Filed SEC Documents:

Section 3.01         Organization; Standing.

(a)         The Company is a joint stock corporation (société anonyme) duly incorporated and validly existing under the laws of Luxembourg and Flagstone Bermuda is an exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda.  Each of the Company and Flagstone Bermuda has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to the due incorporation and valid existence of the Company or Flagstone Bermuda) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Company and Flagstone Bermuda is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  A true, correct and complete copy of the Company Charter is included in the Company Filed SEC Documents.

(b)         Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02         Capitalization.

(a)         The authorized share capital of the Company is set at $3,000,000, divided into 300,000,000 Company Shares.  At the close of business on August 24, 2012 (the “Capitalization Date”), (i) 71,058,922 Company Shares were issued and outstanding, (ii) 13,405,337 Company Shares were held by the Company and its Subsidiaries as treasury shares (which number of Company Shares includes 8,469,642 Company Shares held by Flagstone (Bermuda) Holdings Limited), (iii) 2,289,800 Company Shares were issuable in respect of outstanding Company PSUs (assuming attainment of all applicable performance goals at the maximum level for payout pursuant to the Amended and Restated Flagstone Performance Share Unit Plan), (iv) 523,165 Company RSUs were outstanding pursuant to the Amended and Restated Flagstone Employee Restricted Share Unit Plan (293,565 of which were vested) and (v) 630,194 Company Shares were subject to the Warrant (exercisable solely during the month of December 2013, with an exercise price of $14.00 per Company Share as of the date of this Agreement).  Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting, settlement or exercise of Share Units, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon that were outstanding as of the Capitalization Date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

(b)         Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company (collectively, “Company Rights”), (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon.  Other than the Warrant and Share Units, there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities) or that grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.  Except as described in this Section 3.02, no direct or indirect Subsidiary of the Company owns any Company Shares.  Other than the Amended and Restated Shareholders’ Agreement dated as of May 17, 2010, as amended, none of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.  All outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)         The Company Shares constitute the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

(d)         No bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote are issued and outstanding.

(e)         Section 3.02(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company.  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by the Company free and clear of all Liens and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests).  Each outstanding share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company.  None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon.  Except for capital stock or other equity ownership interests of the Subsidiaries of the Company and the Investment Assets, the Company does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.03         Operations of Flagstone Bermuda.  As of the date of this Agreement, the Company owns beneficially and of record all of the issued and outstanding shares of capital stock of Flagstone Bermuda, free and clear of all Liens.  Flagstone Bermuda was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Final Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

Section 3.04         Authority; Noncontravention; Voting Requirements.

(a)         Each of the Company and Flagstone Bermuda has all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval and the Flagstone Bermuda Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company and Flagstone Bermuda of this Agreement, and the consummation by the Company and Flagstone Bermuda of the Transactions, have been duly authorized and approved by the Board of Directors of each of the Company and Flagstone Bermuda, and, except for obtaining the Company Shareholder Approval and the Flagstone Bermuda Shareholder Approval, executing and delivering the First-Step Statutory Merger Agreement (and performing the obligations set forth therein), and, in the case of the Intermediate Company, executing and delivering the Second-Step Statutory Merger Agreement (and performing the obligations set forth therein), causing the Luxembourg Merger Publication and the Luxembourg Deed Publication and any other required Luxembourg deed or publication, and filing the First-Step Merger Application, and, in the case of the Intermediate Company, filing the Second-Step Merger Application, with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of the Company or Flagstone Bermuda is necessary to authorize the execution, delivery and performance by the Company and Flagstone Bermuda of this Agreement and the Statutory Merger Agreements and the consummation by the Company and Flagstone Bermuda of the Transactions.  This Agreement has been duly executed and delivered by the Company and Flagstone Bermuda and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company and Flagstone Bermuda, enforceable against the Company and Flagstone Bermuda in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)         The Board of Directors of the Company has, by resolutions duly adopted, (i) determined that the Mergers, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement and the Transactions, (iii) resolved, subject to Section 5.02, to recommend approval of the First-Step Merger, this Agreement and the First-Step Statutory Merger Agreement to the holders of Company Shares (such recommendation, the “Company Board Recommendation”), (iv) resolved, subject to Section 5.02, to provide a special merger report at least one month prior to the Company Shareholders Meeting to the holders of Company Shares and (v) appointed an independent expert (réviseur d’entreprise agréé) to provide the report to the shareholders of the Company pursuant to Article 266 of the Luxembourg Company Law at least one month prior to the Company Shareholders Meeting.  The Board of Directors of the Company has directed that the First-Step Merger, this Agreement and the First-Step Statutory Merger Agreement be submitted to the holders of Company Shares for their approval.

(c)         Neither the execution and delivery of this Agreement by the Company and Flagstone Bermuda, nor the consummation by the Company or Flagstone Bermuda of the Transactions, nor performance or compliance by the Company or Flagstone Bermuda with any of the terms or provisions hereof, will (i) conflict with or violate any provision (A) of the Company Charter, (B) of the charter, bye-laws or other similar organizational documents of any of the Company Reinsurance Subsidiaries or (C) of the charter, bye-laws or other similar organizational documents of any of the Company’s other Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 4.03(b) (other than Section 4.03(b)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(b)), (B) that the actions described in Section 3.04(a) have been completed, (C) that the authorizations, consents and approvals referred to in Section 3.05 and the Company Shareholder Approval and the Flagstone Bermuda Shareholder Approval are obtained and (D) that the filings referred to in Section 3.05 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the First-Step Effective Time and, in the case of the Intermediate Company, prior to the Final Effective Time, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (y) violate, conflict with or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or their respective assets are bound or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(C) or clause (ii), as would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(d)         The affirmative vote (in person or by proxy) of 75% of the Company Shares present or represented at the Company Shareholders Meeting or any adjournment, reconvening or postponement thereof in favor of the approval of this Agreement, the First-Step Merger and the First-Step Statutory Merger Agreement (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries (other than Flagstone Bermuda) that is necessary to approve this Agreement, the Statutory Merger Agreements and the Mergers.  The approval of this Agreement, the Mergers and the Statutory Merger Agreements by the Company in its capacity as sole shareholder of Flagstone Bermuda (which approval is being provided by the written consent of the Company immediately after the execution of this Agreement, as contemplated by Section 5.14) (the “Flagstone Bermuda Shareholder Approval”), is the only vote or approval of the holders of any class or series of shares of Flagstone Bermuda that is necessary to approve this Agreement, the Statutory Merger Agreements and the Mergers.

Section 3.05         Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement/prospectus relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) the filing of the registration statement on Form S-4 pursuant to which Parent Shares issued in the Second-Step Merger will be registered under the Securities Act (the “Registration Statement”) with the SEC in accordance with the Securities Act and the declaration of effectiveness of the Registration Statement, (c) compliance with the rules and regulations of the New York Stock Exchange (including the approval of the listing of Parent Shares to be issued in the Second-Step Merger), (d) the filing of (i) each of the First-Step Merger Application and the Second-Step Merger Application with the Registrar pursuant to the Bermuda Companies Act, (ii) the First-Step Statutory Merger Agreement, the Luxembourg Notarial Deed and related documents with the Luxembourg Companies Registry (Registre de Commerce et des Sociétés) and (iii) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (e) filings required under, compliance with applicable requirements of, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under, any non-U.S. Antitrust Laws, (f) compliance with any applicable state securities or blue sky laws, (g) approvals or filings under all applicable Laws of Bermuda, including the Exchange Control Act of 1972 and the Insurance Act of 1978, (h) approvals or filings under all applicable Insurance Laws as set forth in Section 3.05(h) of the Company Disclosure Schedule (the “Company Insurance Approvals”) and (i) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.04(f) and the completeness of Section 4.04 of the Parent Disclosure Schedule), no consent or approval of, or waiver from or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company and Flagstone Bermuda, the performance by the Company and Flagstone Bermuda of their respective obligations hereunder and the consummation by the Company and Flagstone Bermuda of the Transactions, other than such other consents, approvals, waivers, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06         Company SEC Documents; Undisclosed Liabilities.

(a)         The Company has timely filed with the SEC all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2010 (together with any documents or information furnished during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof and prior to the Closing Date, collectively, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents.  Each of the Company SEC Documents, as amended prior to the date of this Agreement, complied (and each Company SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to the Company SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact, omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, other than with respect to registration statements, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding written comments from the SEC with respect to the Company SEC Documents.

(b)         The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has made available to Parent true, correct and complete copies of any such disclosure contemplated by clauses (A) and (B) made by management to the Company’s independent auditors and the audit committee of the Company’s Board of Directors since January 1, 2011.

(c)         The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, none of which are expected to be material).

(d)         Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of June 30, 2012, included in the Company Filed SEC Documents, (ii) incurred after June 30, 2012, in the ordinary course of business, (iii) as incurred pursuant to the terms of this Agreement or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)         Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

(f)         The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations of the SEC promulgated thereunder that are applicable to the Company, and (ii) the rules and regulations of the New York Stock Exchange that are applicable to the Company.  With respect to each Company SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to such Company SEC Documents.

(g)         None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Proxy Statement shall, on the date the Proxy Statement is first sent or mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading and (ii) the Registration Statement shall, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding the foregoing, the Company and Flagstone Bermuda make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

Section 3.07         Absence of Certain Changes.  From December 31, 2011 through the date of this Agreement, (a) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, (b) there has not been any (i) declaration, setting aside for payment or payment of any dividend or other distribution in respect of any shares of the Company’s capital stock or other equity or voting interests (other than regular quarterly cash distributions of $0.04 per Company Share), (ii) redemption, purchase or other acquisition of the Company’s outstanding shares of capital stock or other equity or voting interests (other than (x) pursuant to the Company Plans or the Share Units or (y) in connection with the satisfaction of Tax withholding obligations with respect to Share Units) or (iii) split, combination, subdivision or reclassification of any shares of the Company’s capital stock or other equity or voting interests, (c) there has not been any change in any material respect in the Company’s or any of its Subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may have been required (1) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (2) by Applicable SAP or (3) by applicable Law, including Regulation S-X under the Securities Act, (d) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (e) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of Sections 5.01(a)(vi) or 5.01(a)(xii) had the restrictions thereunder been in effect since December 31, 2011.

Section 3.08         Legal Proceedings.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, arbitration, action or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries, or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 3.09         Compliance with Laws; Permits.  The Company and each of its Subsidiaries are, and since January 1, 2010 have been, in compliance with all domestic and foreign, federal, national, provincial, state, local or multinational laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, Permits, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals, authorizations, exemptions and waivers from Governmental Authorities (collectively, “Permits”) necessary for the ownership and lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is, and since January 1, 2010 has been, in compliance with (a) The USA PATRIOT Act of 2001, as amended, and any rules and regulations promulgated thereunder (b) the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder, (c) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (d) the United Kingdom Bribery Act of 2010, as amended, and any rules and regulations promulgated thereunder.  This Section 3.09 does not relate to the Company SEC Documents, financial statements or compliance with the Sarbanes-Oxley Act (and associated rules and regulations), which are the subject of Section 3.06.

Section 3.10         Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)         The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete.

(b)         All Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP and Applicable SAP.

(c)         There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(d)         There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e)         None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(f)         No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved.

(g)         Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(h)         Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or comparable provision of any other applicable Tax Law, and neither the Company nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code.

(i)         None of the Company or any of its Subsidiaries has taken or failed to take any action, or has Knowledge of any facts or circumstances that would prevent the First-Step Merger or the Second-Step Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.

(j)         The Company and each of its Subsidiaries have paid or have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Governmental Authority or set aside in accounts for such purpose.  The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Governmental Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Laws.

(k)         Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in ordinary course employment contracts or leases) that will require any payment by the Company or any of its Subsidiaries of any Tax of another person after the Closing Date.

(l)         Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.

(m)         Neither the Company nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Laws) by reason of a change in accounting method or otherwise.

(n)         None of the Company nor any of its Subsidiaries is now or has ever been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(o)         Neither the Company nor any of its Subsidiaries that is domiciled or incorporated outside the United States has received any written notice to the effect that the Company or any such Subsidiary is or may be subject to U.S. federal income tax as a result of being engaged in a trade or business, or having a permanent establishment, in the United States.

(p)         For purposes of this Agreement, (A) “Tax” means all U.S. and non-U.S. federal, national, provincial, state or local taxes, charges, fees, imposts, levies or other similar assessments or liabilities in the nature of taxes, including all income, gross receipts, premium, capital, ad valorem, value-added, excise, real property, personal property, escheat, guaranty fund assessment, sales, use, severance, stamp, transfer, withholding, employment, payroll, occupation, social security, unemployment, franchise, profits, inventory, capital stock, license, property and estimated taxes, customs, duties, fees, assessments and charges of any kind whatsoever imposed by a Governmental Authority, together with any interest, penalties, fines, assessments or additions to tax or additional amounts imposed by any Governmental Authority, and any transferee liability in respect of any items described above or payable by reason of contract, assumption, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Laws) or otherwise, and (B) “Tax Returns” means all reports, returns, declarations, statements filed or required to be filed (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, Flagstone Bermuda, or any Subsidiaries thereof.

Section 3.11         Employee Benefits.

(a)         Section 3.11(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of each material Company Plan.  With respect to each material Company Plan, the Company has made available to Parent true, correct and complete copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any portion of a document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent summary plan description and summary of material modifications, (iii) each insurance or group annuity contract or other funding vehicle, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently filed annual reports on IRS Form 5500, and (vi) the most recently received IRS determination letter.

(b)         Each Company Plan has been administered in compliance with its terms and applicable Laws, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Company Pension Plan that, as of the date of this Agreement, is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Pension Plan.

(c)         Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.  No material liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full.  No condition exists that presents a risk to the Company or any ERISA Affiliate of incurring such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)         Except as required under applicable Law or where the full cost of such benefits is borne by the current or former employee (or any of their beneficiaries), no Company Plan provides health, medical or other welfare benefits following retirement or other termination of employment.

(e)         The consummation of the Transactions will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, officer or employee of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Final Effective Time.

(f)          Prior to the date of this Agreement, the Company has delivered or made available to Parent a report that sets forth the Company’s good faith estimate, as of the date of such report, of (i) the amount to be paid under all Company Plans (or the amount by which any benefits may be accelerated or increased) as a result of the occurrence of the Transactions, either alone or in combination with another event (subject to the exceptions described in such report and based upon the assumptions described in such report) to any “disqualified individuals” (as defined for purposes of Section 280G of the Code) with respect to the Company who (x) are employed primarily in the U.S. or is a U.S. taxpayer and (y) could reasonably be expected to receive any excess parachute payment, and (ii) whether such payments would reasonably be expected to constitute a “parachute” payment under Sections 280G and 4999 of the Code.  No Company Plan provides for the gross-up of any taxes imposed under Sections 4999 or 409A of the Code.

Section 3.12         Labor Matters.

(a)         As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar labor-related agreement or arrangement concerning the representation of employees, other than any such agreement that applies on an industry-wide or nation-wide basis or that is otherwise legally mandated.

(b)         As of the date of this Agreement, (i) no labor union, labor organization, works council, trade union or similar organization represents or, to the Knowledge of the Company claims to represent, any group of employees of the Company or its Subsidiaries and (ii) no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union, labor organization, works council, trade union or similar organization and, to the Knowledge of the Company, there are no activities or proceedings of any labor union, labor organization, works council, trade union or similar organization to organize any employees of the Company or any of its Subsidiaries and (iii) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries.

(c)         Each of the Company and its Subsidiaries is, and since January 1, 2011, has been, in compliance with all notice and other requirements under all mass layoff Laws requiring notice to employees in the event of a plant closing or layoff.

Section 3.13         Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) are not subject to any written claims or administrative or judicial proceedings arising under Environmental Laws, and (ii) have no liabilities, contingent or otherwise, known or unknown, arising under Environmental Laws, including any liabilities related to the release of Hazardous Materials.

Section 3.14         Investments; Derivatives.

(a)         The Company has provided Parent with a true, correct and complete list of all bonds, stocks, mortgage loans, derivatives (including swaps, swaptions, caps, floors, foreign exchange and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternatives investments and direct and indirect investments in hedge funds and other investments that were carried on the books and records of the Company and its Subsidiaries as of June 30, 2012 (such investment assets, together with all investment assets acquired by the Company and its Subsidiaries between such date and the date of this Agreement, the “Investment Assets”).  Except for Investment Assets sold in the ordinary course of business, in compliance with the Investment Guidelines or as permitted or otherwise contemplated by this Agreement, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens.  A copy of the Company’s policies with respect to the investment of the Investment Assets is set forth in Section 3.14 of the Company Disclosure Schedule (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with, and the Company and its Subsidiaries have complied in all material respects with, the Investment Guidelines.

(b)         To the Knowledge of the Company, the Investment Assets comply in all material respects with, and the acquisition thereof complied in all material respects with, any and all investment restrictions under applicable Law.

(c)         Each agreement with each investment manager or investment advisor providing services to the Company or any of its Subsidiaries was entered into, and the performance of each investment manager, is evaluated in a commercially reasonable, arms-length manner.

Section 3.15         Intellectual Property.

(a)         The Company and its Subsidiaries own or have the valid right to use, free and clear of all Encumbrances, all material Intellectual Property used or held for use in, or necessary to conduct, the business of the Company and its Subsidiaries as currently conducted.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Action is pending or, to the Knowledge of the Company, threatened (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property.  There are no orders, writs, injunctions, or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property owned by the Company.

(c)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company, no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted, and as conducted since January 1, 2010, does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated or otherwise violated the Intellectual Property of any other Person, and there have been no such claims asserted or threatened since January 1, 2010 against the Company or any of its Subsidiaries.

(d)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the consummation of the Transaction will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other third party in respect of, rights of the Company or any of its Subsidiaries to own, use, or hold for use any Intellectual Property as owned, used, or held for use in the conduct of the business of the Company or any of its Subsidiaries.

(e)         To the Knowledge of the Company, since January 1, 2010, there have been no material security breaches of any information technology systems used in connection with the business of the Company or any of its Subsidiaries, and no disruptions in the information technology systems of the Company or any of its Subsidiaries that adversely affected in any material respect the business of the Company or any of its Subsidiaries.

Section 3.16         Anti-Takeover Provisions.  No “fair price”, “moratorium”, “control share acquisition”, “interested shareholder” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Mergers.

Section 3.17         Real Property.

(a)         Section 3.17(a) of the Company Disclosure Schedule identifies all of the real estate owned by the Company or any of its Subsidiaries as of the date of this Agreement (together with all of the buildings, structures and other improvements located thereon, the “Owned Real Property”).  The Company or one of its Subsidiaries has good and valid title to the Owned Real Property, free and clear of all Liens (other than Permitted Encumbrances).  There are no parties in possession of any parcel of Owned Real Property or any portion thereof other than the Company or a Subsidiary of the Company, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any third party or parties the right of use or occupancy of any of the Owned Real Property or any portion thereof.  There are no outstanding options or rights of first refusal in favor of any third party to purchase the Owned Real Property or any portion thereof or interest therein.

(b)         Section 3.17(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property subject to a lease, sublease or other occupancy agreement (each a “Real Estate Lease”) which demises more than 5,000 square feet of rentable area for use by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, including the buildings, structures and other improvements located thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries has a valid leasehold interest in, and enjoys actual, exclusive, peaceful and undisturbed possession of, the relevant Leased Real Property, in each case free and clear of all Liens of any nature whatsoever other than and subject to Permitted Encumbrances.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no leases, subleases, licenses, occupancy agreements, options, rights or other agreements or arrangements to which the Company or any of its Subsidiaries is a party, granting to any Person the right to use, occupy or otherwise obtain a real property interest in any of the Leased Real Property.

(c)         True, correct and complete copies of each Real Estate Lease have been made available to Parent prior to the date hereof, including, any amendments, modifications or changes thereto.

Section 3.18         Contracts.

(a)         Except for (A) this Agreement, (B) each Company Plan and (C) the contracts filed as exhibits to the Company Filed SEC Documents, Section 3.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means all (i) Real Estate Leases and (ii) Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

(i)           are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)          with respect to a joint venture, partnership or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any such partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)         provide for Indebtedness of the Company or any of its Subsidiaries, other than any Indebtedness between or among any of the Company and any of its Subsidiaries and other than any letters of credit issued to cedents under the Company Reinsurance Contracts;

(iv)        have been entered into since January 1, 2011, and involve the acquisition from another Person or disposition to another Person of assets, capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $5 million (excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, products, properties or other assets in the ordinary course of business or of supplies, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(v)         that involves or could reasonably be expected to involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $5 million in any twelve-month period, other than (A) agreements solely between or among the Company and/or one or more Subsidiaries of the Company, (B) Contracts pursuant to which the Company and/or any of its Subsidiaries provides or purchases reinsurance or retrocession and (C) Contracts that can be terminated by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(vi)        that includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $5 million;

(vii)       grant (A) the Company or any of its Subsidiaries any right to use any material Intellectual Property owned by any third party (other than standard form contracts granting rights to use commercially available software) or (B) any third party any right to use or register any material Intellectual Property owned by the Company or any of its Subsidiaries, including, in each case, any license agreements, coexistence agreements, or covenants not to sue;

(viii)      prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibit the pledging of the capital stock of the Company or any Subsidiary of the Company or prohibit the issuance of any guarantee by the Company or any Subsidiary of the Company;

(ix)         contain provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any line of business or grant a right of exclusivity to any Person which prevents the Company or any Subsidiary of the Company from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty; or

(x)          that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions or Parent’s ability to own and/or conduct the business of the Company or any of its Subsidiaries after the Closing.

(b)         (i) Each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.19         Insurance Subsidiaries.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Subsidiary of the Company that conducts the business of reinsurance (each, a “Company Reinsurance Subsidiary”) is (i) duly licensed or authorized as a reinsurance company in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of reinsurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.  As of the date of this Agreement, Section 3.19 of the Company Disclosure Schedule sets forth the name and domicile of each Company Reinsurance Subsidiary.

Section 3.20         Statutory Statements; Examinations.

(a)         Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2010, each of the Company Reinsurance Subsidiaries has filed or submitted all material annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of reinsurance (collectively, the “Company Statutory Statements”).

(b)         The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true, correct and complete copies of all material Company Statutory Statements as of December 31, 2010 and December 31, 2011, and for the annual periods then ended, together with, any annual Company Statutory Statements filed or submitted thereafter and prior to the Closing Date, each in the form filed with the applicable Insurance Regulator.  The financial statements included in such Company Statutory Statements were prepared in all material respects in conformity with Applicable SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the relevant Company Reinsurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (or shareholders’ equity, as applicable) of such Company Reinsurance Subsidiary for the respective periods then ended.  Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c)         The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true, correct and complete copies of all material examination reports (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after January 1, 2010 through the date of this Agreement, relating to the Company Reinsurance Subsidiaries.  All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator prior to the date of this Agreement.

Section 3.21         Agreements with Insurance Regulators.  (a)  Except as required by applicable Insurance Laws and the reinsurance licenses maintained by the Company Reinsurance Subsidiaries, there is no written agreement, memorandum of understanding, commitment letter or similar undertaking binding on the Company or any Company Reinsurance Subsidiary, or order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator binding on the Company or any Company Reinsurance Subsidiary and (b) neither the Company nor any of the Company Reinsurance Subsidiaries have adopted any board or committee resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (i) limits the ability of any Company Reinsurance Subsidiary to issue or enter into Company Reinsurance Contracts or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements, (ii) requires the divestiture of any investment of any Company Reinsurance Subsidiary, (iii) limits the ability of any Company Reinsurance Subsidiary to pay dividends or other distributions, (iv) requires any material investment of any Company Reinsurance Subsidiary to be treated as a non-admitted asset (or the local equivalent) or (v) requires or imposes any capital commitment, keepwell, or similar maintenance or infusion arrangement with respect to any Company Reinsurance Subsidiary.

Section 3.22         Reinsurance and Retrocession. As of the date of this Agreement, (a) each material reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Company Reinsurance Subsidiary is the cedent (the “Company Reinsurance Contracts”) is valid and binding on the applicable Company Reinsurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) the applicable Company Reinsurance Subsidiary, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Reinsurance Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) to the Knowledge of the Company, none of the Company Reinsurance Subsidiaries have received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Reinsurance Subsidiary under any Company Reinsurance Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Company Reinsurance Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (e) to the Knowledge of the Company, no party to a Company Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding.

Section 3.23         Reserves.

(a)         The insurance policy reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Company Reinsurance Subsidiary contained in its Company Statutory Statements (i) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards, (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Company Statutory Statements, and (iii) satisfied the requirements of all applicable Insurance Laws in all material respects.

(b)         As of the date of this Agreement, with respect to the Company Reinsurance Subsidiaries, the Company has made available to Parent true, correct and complete copies of all material actuarial reports in the Company’s possession and prepared by actuaries, independent or otherwise, on or after January 1, 2011.  The information and data furnished by the Company and the Company Reinsurance Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 3.24         Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Evercore Partners, to the effect that, as of the date of this Agreement and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Company Shares upon consummation of the Second-Step Merger is fair from a financial point of view to such holders.  It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

Section 3.25         Brokers and Other Advisors.  Except for Evercore Partners, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.26         Affiliate Transactions.  There are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or shareholders of the Company, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.27         No Other Representations or Warranties.  Except for the representations and warranties made by the Company and Flagstone Bermuda in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing (except as and to the extent expressly incorporated or referred to in the representations and warranties set forth in this Article III), and each of Parent and Merger Sub acknowledge the foregoing.  In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption or otherwise concerning reserves for losses, loss adjustment expenses or uncollectible reinsurance or (c) except for the representations and warranties made by the Company and Flagstone Bermuda in this Article III and the documents and other information expressly incorporated or referenced therein and any certificates given pursuant hereto, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, as of the date of this Agreement and as of the Closing Date, except as (A) set forth in the disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Article IV to which it corresponds in number and each other section or subsection of this Article IV to the extent that it is reasonably apparent on the face thereof that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by Parent and publicly available prior to the date of this Agreement (the “Parent Filed SEC Documents”), other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” section in such Parent Filed SEC Documents:

Section 4.01         Organization; Standing.

(a)         Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda.  Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to the due incorporation and valid existence of Parent or Merger Sub) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  A true, correct and complete copy of each of Parent’s Memorandum of Association (the “Parent Charter”) and Parent’s Amended and Restated Bye-laws (the “Parent Bye-laws”) is included in the Parent Filed SEC Documents.

(b)         Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02         Capitalization.

(a)         The authorized capital stock of Parent consists of 571,428,571 Parent Shares.  As of the Capitalization Date, (i) 93,353,835 Parent Shares were issued and outstanding, (ii) 2,209,574 Parent Restricted Shares were issued and outstanding, (iii) 43,138,057 Parent Shares were held by Parent as treasury shares, (iv) 3,152,575 Parent Shares in the aggregate were reserved and available for issuance pursuant to the Parent Stock Plans, (v) there were 1,823,947 outstanding Parent Stock Options with an average strike price of $19.23 (1,826,947 of which were exercisable), (vi) 43,888 Parent Shares were reserved for issuance pursuant to outstanding Parent restricted stock units (“Parent RSUs”), (vii) there were 220,845 Parent Shares reserved for issuance pursuant to Parent performance share awards (“Parent PSUs”) (assuming the achievement of all applicable performance goals or objectives), (viii) there were outstanding warrants to purchase 6,916,677 Parent Shares and (ix) 4,966 Parent Shares were reserved for issuance pursuant to Parent deferred share units (“Parent DSUs”) outstanding under the Parent Director Stock Plan. Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting, settlement or exercise of Parent Equity Awards, neither Parent nor any of its Subsidiaries has (1) issued any Parent Securities or incurred any obligation to make any payments based on the price or value of any Parent Securities or dividends paid thereon that were outstanding as of the Capitalization Date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of Parent’s capital stock.

(b)         Except as described in this Section 4.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligate Parent to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent (collectively, “Parent Rights”), (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, Parent (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Parent Securities”) and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Securities or dividends paid thereon.  There are no outstanding agreements of any kind that obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities (or obligate Parent to grant, extend or enter into any such agreements relating to any Parent Securities) or that grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Parent Securities.  Except as described in this Section 4.02, no direct or indirect Subsidiary of Parent owns any Parent Shares.  Other than the Shareholders’ Agreement, dated as of December 12, 2005, among Parent and the shareholders named therein, none of Parent or any Subsidiary of Parent is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or any other agreement relating to the disposition, voting or dividends with respect to any Parent Securities.  All outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)         The Parent Shares constitute the only outstanding class of securities of Parent or its Subsidiaries registered under the Exchange Act.

(d)         No bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders of Parent or any of its Subsidiaries may vote are issued and outstanding.

(e)         All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent (except for directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by Parent free and clear of all Liens and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests).  Each outstanding share of capital stock of each Subsidiary of Parent that is held, directly or indirectly, by Parent, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of Parent.  None of the Subsidiaries of Parent has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of Parent.  Except for capital stock or other equity ownership interests of the Subsidiaries of Parent and their investment assets, Parent does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 4.03         Authority; Noncontravention; Voting Requirements.

(a)         Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and, subject, in the case of Merger Sub, to obtaining the approval of this Agreement by Parent in its capacity as sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent as contemplated by Section 5.13) following execution of this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by the Board of Directors of each of Parent and Merger Sub, and, except for executing and delivering the Second-Step Statutory Merger Agreement (and performing the obligations set forth therein), filing the Second-Step Merger Application with the Registrar pursuant to the Bermuda Companies Act and, in the case of Merger Sub, obtaining approval of this Agreement, the Second-Step Statutory Merger Agreement and the Second-Step Merger by Parent in its capacity as sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent as contemplated by Section 5.13), no other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Second-Step Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company and Flagstone Bermuda, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted, (i) determined that the Second-Step Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, Parent and Merger Sub and (ii) adopted resolutions that have approved and declared advisable this Agreement, the Second-Step Statutory Merger Agreement and the Second-Step Merger, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(b)         Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision (A) of the Parent Charter or the Parent Bye-laws or (B) of the similar organizational documents of any of Parent’s Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 3.04(c) (other than Section 3.04(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 3.04(c)), (B) that the actions described in Section 4.03(a) have been completed, (C) that the authorizations, consents and approvals referred to in Section 4.04 and, in the case of Merger Sub, the approval of this Agreement and the Second-Step Statutory Merger Agreement and the Second-Step Merger by Parent in its capacity as sole shareholder of Merger Sub are obtained and (D) that the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Final Effective Time, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or their respective assets are bound, or accelerate Parent’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)         No vote or approval of the holders of any class or series of shares of Parent is necessary to approve this Agreement, the Statutory Merger Agreements or the Mergers.  The approval of this Agreement, the Second-Step Merger and the Second-Step Statutory Merger Agreement by Parent in its capacity as sole shareholder of Merger Sub (which approval is being provided by the written consent of Parent immediately after the execution of this Agreement, as contemplated by Section 5.13) is the only vote or approval of the holders of any class or series of shares of Merger Sub that is necessary to approve this Agreement, the Statutory Merger Agreements and the Mergers.

Section 4.04         Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the declaration of effectiveness of the Registration Statement, (c) compliance with the rules and regulations of the New York Stock Exchange (including the approval of the listing of Parent Shares to be issued in the Second-Step Merger), (d) the filing of the Second-Step Merger Application with the Registrar pursuant to the Bermuda Companies Act, (e) filings required under, compliance with applicable requirements of, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under, any non-U.S. Antitrust Laws, (f) approvals or filings under all applicable Insurance Laws as set forth in Section 4.04 of the Parent Disclosure Schedule (the “Parent Insurance Approvals”), (g) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 3.05(h) and the completeness of Section 3.05(h) of the Company Disclosure Schedule), (h)  approvals or filings under all applicable Laws of Bermuda, including the Exchange Control Act of 1972 and the Insurance Act of 1978, and (i) compliance with any applicable state securities or blue sky laws, no consent or approval of, or waiver from, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, waivers, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05         Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Final Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

Section 4.06         Parent SEC Documents; Undisclosed Liabilities.

(a)         Parent has timely filed with the SEC all material reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2010 (together with any documents or information furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof and prior to the Closing Date, collectively, the “Parent SEC Documents”).  As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents. Each of the Parent SEC Documents, as amended prior to the date of this Agreement, complied (and each Parent SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents (when filed or furnished, or, if amended prior to the date of this Agreement, as of the date of such amendment) contained, or with respect to the Parent SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact, or omitted or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, other than with respect to any registration statements, in light of the circumstances under which they were made, not misleading. Without limitation of the foregoing, Parent has filed all Contracts required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b)         The consolidated financial statements of Parent (including all related notes or schedules) included or incorporated by reference in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, none of which are expected to be material).  As of the date hereof, there are no outstanding written comments from the SEC with respect to the Parent SEC Documents.

(c)         Neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Parent (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of Parent and its Subsidiaries as of June 30, 2012, included in the Parent Filed SEC Documents, (ii) incurred after June 30, 2012, in the ordinary course of business (iii) as incurred pursuant to the terms of this Agreement or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d)         Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder that are applicable to Parent and (ii) the rules and regulations of the New York Stock Exchange that are applicable to Parent.  With respect to each Parent SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to such Parent SEC Documents.

(e)         None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Proxy Statement shall, on the date the Proxy Statement is first sent or mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading and (ii) the Registration Statement shall, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.  The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company, Flagstone Bermuda or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

Section 4.07         Absence of Certain Changes.  From December 31, 2011 through the date of this Agreement, (a) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of Parent and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, (b) there has not been any (i) declaration, setting aside for payment or payment of any dividend or other distribution in respect of any shares of Parent’s capital stock or other equity or voting interests (other than regular quarterly cash dividends of $0.25 per Parent Share), (ii) redemption, purchase or other acquisition of Parent’s outstanding shares of capital stock or other equity or voting interests (other than (x) pursuant to the Parent Stock Plans, Parent Director Stock Plans or Parent Equity Awards, (y) in connection with the satisfaction of Tax withholding obligations with respect to Parent Equity Awards or (z) except for purchases made by Parent pursuant to its share repurchase program) or (iii) split, combination, subdivision or reclassification of any shares of Parent’s capital stock or other equity or voting interests, (c) there has not been any change in any material respect in Parent’s or any of its Subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may have been required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (ii) by Applicable Parent SAP or (iii) by applicable Law, including Regulation S-X under the Securities Act and (d) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.08         Legal Proceedings.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent, threatened legal or administrative proceeding, suit, arbitration, action or, to the Knowledge of Parent, investigation against Parent or any of its Subsidiaries, or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 4.09         Compliance with Laws; Permits.  Parent and each of its Subsidiaries are in compliance with all Laws applicable to Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent and each of its Subsidiaries hold all Permits necessary for the ownership and lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries is, and since January 1, 2010 has been, in compliance with (a) the USA PATRIOT Act of 2001, as amended, and any rules and regulations promulgated thereunder, (b) the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder, (c) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (d) the United Kingdom Bribery Act of 2010, as amended, and any rules and regulations promulgated thereunder.  This Section 4.09 does not relate to the Parent SEC Documents, financial statements or compliance with the Sarbanes-Oxley Act (and associated rules and regulations), which are the subject of Section 4.06.

Section 4.10         Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)         Parent and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Parent Tax Returns required to be filed by any of them, and all such Parent Tax Returns are true, correct and complete.

(b)         All Taxes owed by Parent and each of its Subsidiaries that are due (whether or not shown on any Parent Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP and Applicable Parent SAP.

(c)         There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to the Knowledge of Parent, threatened against or with respect to Parent or any of its Subsidiaries in respect of any Tax.

(d)         There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(e)         None of Parent or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(f)         No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against Parent or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved.

(g)         Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Parent Tax Returns obtained in the ordinary course).

(h)         Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or comparable provision of any other applicable Tax Law, and neither Parent nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code.

(i)         None of Parent or any of its Subsidiaries has taken or failed to take any action, as of the date of this Agreement, or has Knowledge of any facts or circumstances that would prevent the Second-Step Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.

(j)         Parent and each of its Subsidiaries have paid or have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Governmental Authority or set aside in accounts for such purpose.  Parent and each of its Subsidiaries have reported such withheld amounts to the appropriate Governmental Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Laws.

(k)         Merger Sub has qualified as and has been treated as a disregarded entity for U.S. federal income tax purposes.

(l)         Neither Parent nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in ordinary course employment contracts or leases) that will require any payment by Parent or any of its Subsidiaries of any Tax of another person after the Closing Date.

(m)         Neither Parent nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.

(n)         Neither Parent nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Laws) by reason of a change in accounting method or otherwise.

(o)         Neither Parent nor any of its Subsidiaries that is domiciled or incorporated outside the United States has received any written notice to the effect that Parent or any such Subsidiary is or may be subject to U.S. federal income tax as a result of being engaged in a trade or business, or having a permanent establishment, in the United States.

(p)         For purposes of this Agreement, “Parent Tax Returns” means all reports, returns, declarations, statements filed or required to be filed (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Parent or any Subsidiaries thereof.

Section 4.11         Anti-Takeover Provisions.  No Takeover Law applies to Parent with respect to this Agreement or the Mergers.

Section 4.12         Insurance Subsidiaries.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Subsidiary of Parent that conducts the business of insurance or reinsurance (each, a “Parent Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance or reinsurance company, as applicable, in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

Section 4.13         Statutory Statements; Examinations.

(a)         Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2010, each Parent Insurance Subsidiary has filed or submitted all material annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Parent Statutory Statements”).

(b)         The financial statements included in the Parent Statutory Statements were prepared in conformity with Applicable Parent SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the relevant Parent Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (or shareholders’ equity, as applicable) of such Parent Insurance Subsidiary for the respective periods then ended.  Such Parent Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of Parent, orally) by any Insurance Regulator with respect to any of such Parent Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c)         All material deficiencies or violations noted in material examination reports of any Insurance Regulators received by Parent on or after January 1, 2010 through the date of this Agreement relating to Parent Insurance Subsidiaries have been cured or resolved to the satisfaction of the applicable Insurance Regulator prior to the date of this Agreement.

Section 4.14         Agreements with Insurance Regulators.  (a)  Except as required by applicable Insurance Laws and the insurance and reinsurance licenses maintained by the Parent Insurance Subsidiaries, there is no written agreement, memorandum of understanding, commitment letter or similar undertaking binding on Parent or any Parent Insurance Subsidiary, or order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator binding on Parent or any Parent Insurance Subsidiary and (b) neither Parent nor any of the Parent Insurance Subsidiaries have adopted any board or committee resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (i) limits the ability of (1) any Parent Insurance Subsidiary that conducts the business of reinsurance to issue or enter into any material reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any such Parent Insurance Subsidiary is the cedent or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements and (2) any Parent Insurance Subsidiary that conducts the business of insurance to issue or enter into any material policy, slip, binder, certificate or other agreement of insurance issued or distributed by any such Parent Insurance Subsidiary in any jurisdiction or other insurance policies, slips, binders, certificates or other similar arrangements, (ii) requires the divestiture of any investment of any Parent Insurance Subsidiary, (iii) limits the ability of any Parent Insurance Subsidiary to pay dividends, (iv) requires any material investment of any Parent Insurance Subsidiary to be treated as a non-admitted asset (or the local equivalent) or (v) that requires or imposes any capital commitment, keepwell or similar maintenance or infusion arrangement with respect to any Parent Insurance Subsidiary.

Section 4.15         Reserves.

(a)         The insurance policy reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Parent Insurance Subsidiary contained in its Parent Statutory Statements (i) were, except as otherwise noted in the applicable Parent Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards, (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Parent Statutory Statements, and (iii) satisfied the requirements of all applicable Insurance Laws in all material respects.

(b)         As of the date of this Agreement, with respect to the Parent Insurance Subsidiaries, Parent has made available to the Company true, correct and complete copies of all material actuarial reports in Parent’s possession and prepared by actuaries, independent or otherwise, on or after January 1, 2011.  The information and data furnished by Parent, the Parent Insurance Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 4.16         Financing.  Parent and Merger Sub collectively have and will have at the Final Effective Time sufficient funds to pay the aggregate Merger Consideration and Share Unit Consideration and any other amount required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses of Parent and Merger Sub.

Section 4.17         Certain Arrangements.  As of the date of this Agreement, other than the Voting Agreements, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent or any of its Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions or (b) pursuant to which any shareholder of the Company or holder of a Share Unit would be entitled to receive consideration of a different amount or nature than the Merger Consideration or Share Unit Consideration, as the case may be, or pursuant to which any shareholder of the Company agrees to vote to approve the First-Step Merger and this Agreement or agrees to vote against any Superior Proposal.

Section 4.18         Brokers and Other Advisors.  Except for Deutsche Bank Securities Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.19         Ownership of Company Shares.  None of Parent, Merger Sub or any Subsidiary of Parent beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any Company Shares, or is a party, or will prior to the Closing Date become a party, to any Contract or other arrangement or understanding (whether written or oral) (other than this Agreement and the Voting Agreements) for the purpose of acquiring, holding, voting or disposing of any Company Shares.

Section 4.20         No Other Representations or Warranties.  Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor any other Person makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company and Flagstone Bermuda or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing (except as and to the extent expressly incorporated or referred to in the representations and warranties set forth in this Article IV), and each of the Company and Flagstone Bermuda acknowledge the foregoing.  In particular, and without limiting the generality of the foregoing, neither Parent nor any other Person makes or has made any express or implied representation or warranty to the Company, Flagstone Bermuda or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption or otherwise concerning reserves for losses, loss adjustment expenses or uncollectible reinsurance or (c) except for the representations and warranties made by Parent and Merger Sub in this Article IV and the documents and other information expressly incorporated or referenced herein and any certificates given pursuant hereto, any oral or written information presented to the Company and Flagstone Bermuda or any of their respective Representatives in the course of the negotiation of this Agreement or the course of the Transactions.

ARTICLE V

Additional Covenants and Agreements

Section 5.01         Conduct of Business.

(a)         Except as required by applicable Law, as required by this Agreement or as set forth on Section 5.01(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Final Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise consents in writing, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course.  To the extent consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organizations substantially intact, and preserve existing relations with key customers, reinsurance providers, Governmental Authorities and other Persons with whom the Company or its Subsidiaries have significant business relationships, in each case, consistent with past practice.  Without limiting the generality of the foregoing, and except as required by applicable Law, as required or as set forth on Section 5.01(a) of the Company Disclosure Schedule, during such period, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)           (A) issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any options, rights, warrants or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company; provided that the Company may issue Company Shares or other securities (as required pursuant to the vesting or settlement of Share Units (1) outstanding on the date of this Agreement in accordance with the terms of the applicable award or Company Right in effect on the date of this Agreement or (2) granted after the date of this Agreement in accordance with this Agreement; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except (x) pursuant to the Company Plans or the Share Units or (y) in connection with the satisfaction of Tax withholding obligations with respect to Share Units in the case of clauses (x) and (y), in accordance with their terms in effect on the date of this Agreement, (C) in the case of the Company, establish a record date, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, in each case, other than regular quarterly cash distributions, in accordance with the declaration and payment schedule set forth in Section 5.01(a)(i)(C) of the Company Disclosure Schedule and, in each case, not to exceed $0.04 per Company Share or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(ii)          (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, incur any obligations with respect to capital leases, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), modify any of the material terms with respect to any Indebtedness, or guaranty the Indebtedness of any other Person, except for (w) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of the Company or any of its Subsidiaries and (x) letters of credit issued in the ordinary course of business, (B) enter into any swap or hedging transaction or other derivative agreements other than consistent with the Investment Guidelines or the Company’s Hedging Policy, dated as of March 1, 2012 (without taking into account any amendments thereto or waivers thereunder), or (C) make any loans, capital contributions or advances to any Person other than (w) to the Company or any Subsidiary of the Company, (x) pursuant to Section 5.01(a)(vi) or (y) consistent with the Investment Guidelines;

(iii)         adopt or implement any shareholder rights plan or similar arrangement;

(iv)        sell or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price exceeds $250,000 individually or $1 million in the aggregate, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its Subsidiaries, or (C)  pursuant to Section 5.01(a)(xvi);

(v)          make or authorize capital expenditures outside the ordinary course of business;

(vi)        except as permitted under Section 5.01(a)(v) or Section 5.01(a)(xvi), make any acquisition (including by merger) of the capital stock or, except in the ordinary course of business, a material portion of the assets of any other Person, in each case for consideration in excess of $250,000 individually or $1 million in the aggregate;

(vii)       except as required pursuant to the terms of any Company Plan as in effect on the date of this Agreement, (1) grant to any director, executive officer or other employee any increase in salary or bonus opportunity other than increases to non-executive employees in the ordinary course of business, (2) grant to any director, executive officer or other employee any increase in severance, retention or termination pay, (3) establish, adopt, enter into or amend in any respect any Company Plan or collective bargaining agreement other than non-material amendments in the ordinary course of business consistent with past practice or (4) enter into any employment, consulting, severance or termination agreement with any director, executive officer or other employee of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to employees hired in the ordinary course of business after the date hereof to replace terminated employees or to fill positions open as of the date hereof (provided that, with respect to new hires to replace employees terminated after the date of this Agreement, the Company provides Parent with reasonable notice that it intends to replace such terminated employee or fill such open position and provides Parent with a reasonable opportunity to consult with the Company with respect thereto), plans, agreements, benefits and compensation arrangements (excluding equity incentive grants) that have a value (excluding equity incentive grants) that is consistent with the past practice of making compensation and benefits available to such hired employees in similar positions;

(viii)      make any changes in any material respect in the Company’s or any of its Subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may be required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (B) by Applicable SAP or (C) by Law, including Regulation S-X under the Securities Act;

(ix)         (A) amend (whether by merger, amalgamation, consolidation or otherwise) the Company Charter or (B) amend (whether by merger, amalgamation, consolidation or otherwise) in any material respect the comparable organizational documents of any Subsidiary;

(x)          adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xi)         grant, or allow to be imposed, any Lien (other than Permitted Liens) on any of its material assets;

(xii)        settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries (A) for a cash settlement amount of more than $250,000 individually or $1 million in the aggregate, or (B) which settlement or compromise imposes or concedes any fault on the part of the Company or any of its Subsidiaries or imposes any material restrictions on any of their future activities;

(xiii)       amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with its terms) any Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Material Contract, or enter into any Contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xiv)       reduce any reserves, provisions for losses or other liability amounts in respect of the Company Reinsurance Contracts, except (A) to the extent required after the date hereof by any concurrent change in applicable Law, Applicable SAP or GAAP, as applicable or (B) as a result of payments to other parties in accordance with the terms of the Company Reinsurance Contracts;

(xv)        except in the ordinary course of business or as related to the First-Step Merger, make any material Tax election or settle or compromise any material Tax liability or material Tax refund;

(xvi)       acquire or dispose of any Investment Assets in any manner inconsistent with the Investment Guidelines;

(xvii)      amend, modify or otherwise change the Investment Guidelines in any material respect;

(xviii)     abandon, dispose of, or permit to lapse any right to material Intellectual Property owned by the Company or its Subsidiaries, or disclose any material Trade Secret or other material confidential information of the Company or any of its Subsidiaries in a manner that would result in the loss of confidentiality thereof;

(xix)       (A) take any action or cause any action to be taken (including any action otherwise permitted by this Section 5.01(a)) that would prevent the First-Step Merger or the Second-Step Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code or (B) fail to take any commercially reasonable action or fail to cause any commercially reasonable action to be taken (including any failure otherwise permitted by this Section 5.01(a)) that is necessary to cause the First-Step Merger or the Second-Step Merger to constitute a tax-free reorganization under Section 368(a) and related provisions of the Code;

(xx)        except as required by Section 2.07, amend the Warrant; or

(xxi)       authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b)         Except as required by applicable Law, as contemplated, required or permitted by this Agreement or as described in Section 5.01(b) of the Parent Disclosure Schedule, during the period from the date of this Agreement until the Final Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless the Company otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course.  Without limiting the generality of the foregoing, and except as required by applicable Law, as contemplated, required or permitted by this Agreement or as described in Section 5.01(b) of the Parent Disclosure Schedule, during such period, unless the Company otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not permit any of its Subsidiaries to:

(i)           (A) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except (x) pursuant to the Parent Stock Plans, Parent Director Stock Plan, Parent Equity Awards or other equity awards, (y) in connection with the satisfaction of Tax withholding obligations with respect to Parent Equity Awards or other equity awards or (z) pursuant to the Parent’s share repurchase program, (B) in the case of Parent, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, in each case, other than regular quarterly cash dividends not to exceed $0.25 per Parent Share or (C) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(ii)         make any changes in any material respect in Parent’s or any of its Subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may be required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (B) by Applicable Parent SAP or (C) by Law, including Regulation S-X under the Securities Act;

(iii)         (A) amend (whether by merger, amalgamation, consolidation or otherwise) the Parent Charter or Parent Bye-laws or (B) amend (whether by merger, consolidation or otherwise) in any material respect the comparable organizational documents of any Subsidiary in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;

(iv)        adopt a plan or agreement of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries (other than dormant Subsidiaries of Parent);

(v)         (A) take any action or cause any action to be taken (including any action otherwise permitted by this Section 5.01(b)) that would prevent the First-Step Merger or the Second-Step Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code or (B) fail to take any commercially reasonable action or fail to cause any commercially reasonable action to be taken (including any failure otherwise permitted by this Section 5.01(b)) that is necessary to cause the First-Step Merger or the Second-Step Merger to constitute a tax-free reorganization under Section 368(a) and related provisions of the Code; or

(vi)        authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c)         Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Final Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.  Prior to the Final Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02         No Solicitation by the Company; Change in Recommendation.

(a)         The Company shall, shall cause each of its Subsidiaries to, and shall direct and use its reasonable best efforts to cause its Representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and (ii) until the Final Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries or requests for non-public information regarding, or the making or consummation of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating a Takeover Proposal, (C) enter into or publicly propose to enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal or (D) terminate, waive, amend, modify or fail to enforce the terms or conditions of any confidentiality agreement, standstill agreement or similar obligation of any Person (other than (1) Parent and its Affiliates and (2) any other Person that is subject to a standstill agreement with the Company as of the date of this Agreement, but only to the extent necessary to permit such Person to make a non-public Takeover Proposal to the Company if such Person requests permission from the Company (on a non-public basis) to make such a Takeover Proposal to the Company or any of its Subsidiaries).  The Company shall be responsible for any action taken by it or its Subsidiaries’ Representatives that would be a breach of this Section 5.02(a) if such action was taken by the Company.  Upon becoming aware of any action by any Representative of the Company or any of its Subsidiaries that would constitute a breach of this Section 5.02(a) if taken by the Company, the Company shall use its reasonable best efforts to stop any such Representative from continuing to take such action, directly or indirectly.

(b)         Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Company Shareholder Approval, (i) the Company receives a Takeover Proposal, which Takeover Proposal did not result from any breach of this Section 5.02, and (ii) the Board of Directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel that the failure to do so would violate or result in a breach of the directors’ fiduciary duties under the laws of Luxembourg, then the Company may enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and, after execution and delivery of such Acceptable Confidentiality Agreement, (x) furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons making such Takeover Proposal; provided that the Company shall promptly provide to Parent any information (including non-public information) concerning the Company or any of its Subsidiaries that is provided to any Person given such access, to the extent such information was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal.  For the avoidance of doubt, the execution and delivery of an Acceptable Confidentiality Agreement between the Company and the Person or group of Persons making the applicable Takeover Proposal shall be a condition to the Company or its Subsidiaries or their respective Representatives taking any action described in clauses (x) and (y) of the preceding sentence, regardless of whether the Person or group of Persons making the Takeover Proposal is subject to a pre-existing confidentiality, standstill or similar agreement with the Company at the time such Takeover Proposal is made.

(c)         The Company shall promptly (but in no event later than 24 hours after receipt by, or communication to, the Company (including from any of its Subsidiaries or any of its or their Representatives) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal, the submission of any inquiries or requests for information regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, and shall disclose to Parent the material terms and conditions of any such Takeover Proposal, inquiry or request and the identity of the Person or group of Persons making such Takeover Proposal, inquiry or request, and the Company shall keep Parent informed in reasonable detail on a prompt basis of any material developments with respect to any such Takeover Proposal, inquiry or request (including notifying Parent within 24 hours after any material changes or other action with respect thereto and providing all material correspondence or other written material within 24 hours after receipt thereof).  For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02 will be subject to the terms of the Parent Confidentiality Agreement.

(d)         Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withhold or withdraw (or modify or qualify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Parent), the Company Board Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal, or (C) resolve, agree or publicly propose to take any actions in clause (A) or (B) above (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize, cause or permit, or resolve, agree or publicly propose to authorize, cause or permit, the Company or any of its Subsidiaries to execute or enter into any letter of intent, confidentiality agreement, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than an Acceptable Confidentiality Agreement entered into pursuant to, and in compliance with the terms of, Section 5.02(b).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Company Shareholder Approval is obtained, the Board of Directors of the Company may make an Adverse Recommendation Change if (and only if) the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to make an Adverse Recommendation Change would violate or result in a breach of the directors’ fiduciary duties under the laws of Luxembourg; provided, however, neither the Board of Directors of the Company nor any committee thereof may make any Adverse Recommendation Change unless (1) the Company has given Parent at least five business days’ prior written notice of its intention to take such action (such period, the “Adverse Recommendation Change Period”), specifying the reasons therefor, and (2) if the decision of the Board of Directors to make an Adverse Recommendation Change relates to a Superior Proposal, (A) the notice provided by the Company specifies the identity of the party making such Superior Proposal and the material terms and conditions thereof, and the Company contemporaneously furnishes to Parent a copy of the Superior Proposal and any other material documentation and (B) prior to the expiration of such five business day period, Parent does not make a proposal to adjust the terms and conditions of this Agreement that the Board of Directors of the Company determines in good faith to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Company Termination Fee, such that the Board of Directors of the Company determines, after consultation with its financial advisors and outside legal counsel, that an Adverse Recommendation Change is no longer required by its fiduciary duties under the laws of Luxembourg. During the five business day period prior to its effecting an Adverse Recommendation Change, the Company shall, and shall cause its financial advisors and outside legal counsel to, make itself and themselves, as applicable, available and participate in negotiations with Parent (to the extent that Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement that may be proposed by Parent; provided, further, that if at any time during the five business day period described in the foregoing proviso, the Superior Proposal is amended or modified in any material respect, then the Company shall notify Parent thereof in accordance with the Company’s obligations pursuant to Section 5.02(b), and the Board of Directors of the Company shall not make any Adverse Recommendation Change without again complying with this Section 5.02(c) (replacing five business days with three business days). Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation pursuant to Section 5.03 to submit to a vote of the Company’s shareholders the approval of this Agreement, the First-Step Merger and the First-Step Statutory Merger Agreement, in order to obtain the Company Shareholder Approval at the Company Shareholders Meeting; provided, however, that if the Board of Directors of the Company has made an Adverse Recommendation Change in accordance with this Section 5.02(c), then in submitting such matters to the Company Shareholders Meeting, the Board of Directors of the Company may submit such matters without recommendation, in which event the Board of Directors of the Company shall communicate the basis for its lack of a recommendation in the Proxy Statement or an appropriate amendment or supplement thereto if the Board of Directors of the Company determines, after consultation with its outside legal counsel, that such lack of recommendation and communication is required in order to comply with the directors’ fiduciary duties under the laws of Luxembourg.

(e)         Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to shareholders of the Company a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure or communication to shareholders of the Company that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, is required in order to comply with its directors’ fiduciary duties under the laws of Luxembourg or federal securities Laws; provided, however, that in any event the Board of Directors of the Company shall not make an Adverse Recommendation Change except in accordance with Section 5.02(c).  Any disclosure by the Company or the Board of Directors of the Company or any committee thereof relating to a Takeover Proposal shall be deemed to be an Adverse Recommendation Change by the Board of Directors of the Company, unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such disclosure.

(f)         The Company shall use reasonable best efforts to cause all Persons, other than Parent and its Affiliates, who have been furnished confidential information relating to the Company or any of its Subsidiaries in connection with the solicitation of or discussions regarding an actual or possible Takeover Proposal within the 12 months prior to the date of this Agreement to return or destroy such information promptly.

(g)         As used in this Agreement, “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement in the form set forth in Section 5.02(g) of the Company Disclosure Letter, which shall include (i) standstill provisions identical to those set forth in Section 5.02(g) of the Company Disclosure Letter and (ii) such other terms and provisions as are either identical to, or no less favorable in the aggregate than, those set forth in Section 5.02(g) of the Company Disclosure Letter.

(h)         As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 10% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company), (ii) acquisition of 10% or more of the outstanding Company Shares, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the outstanding Company Shares or (iv) merger, amalgamation, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the Transactions.

(i)           As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that did not result from a breach of this Section 5.02 that the Board of Directors of the Company has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant legal, regulatory, financial and other aspects of such proposal (including value and other financial considerations, financing and legal and regulatory considerations, expense reimbursement requirements and any conditions to, and expected timing and risks of, completion, as well as any changes to the terms of the this Agreement proposed by Parent in response to such Superior Proposal) would be more favorable to the Company’s shareholders than the Mergers; provided that for purposes of the definition of “Superior Proposal”, the references to “10%” in the definition of Takeover Proposal shall be deemed to be references to “80%”.

Section 5.03         Preparation of the Proxy Statement and Registration Statement; Shareholders Meeting.

(a)         Subject to Section 5.03(b), the Company shall take all necessary actions in accordance with applicable Law, the Company Charter and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, recess, reconvening or postponement thereof, the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval, as soon as reasonably practicable, and in any event (subject to applicable Luxembourg law) within 45 days, following the effectiveness of the Registration Statement.  Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, recess, reconvene or postpone the Company Shareholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) after consultation with Parent, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (iii) in its sole discretion, until the third business day after the expiration of any Adverse Recommendation Change Period.  For the avoidance of any doubt, no Adverse Change Recommendation shall obviate or otherwise affect the obligation of the Company to duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval in accordance with this Section 5.03(a).

(b)         As promptly as reasonably practicable after the execution of this Agreement, the Company and Parent shall prepare, and shall cooperate and provide assistance to each other in the preparation of, and file with the SEC the Proxy Statement and the Registration Statement (of which the Proxy Statement shall form a part).  Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Second-Step Merger.  Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s shareholders and shall include such recommendation in the Proxy Statement.  Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, and the Company shall provide to Parent all information concerning the Company and Flagstone Bermuda as may be reasonably requested by Parent in connection with the Registration Statement.  Each of the Company, Flagstone Bermuda, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement or the Registration Statement, as applicable, if and to the extent such information shall have become false or misleading in any material respect.  The parties shall notify each other promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of all written correspondence between the applicable party or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Registration Statement.  The parties shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and the Registration Statement and to resolve such comments with the SEC.  Each of Parent and the Company (i) will provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement or the Proxy Statement, as applicable, and any communications (including any responses to any comments of the SEC) prior to filing such with the SEC, (ii) will include in such document or communications all comments reasonably proposed by the other and reasonably acceptable to the other and (iii) will not file such document or communication with the SEC prior to receiving the approval of the other (which will not be unreasonably withheld, conditioned or delayed).

(c)         The Company hereby acknowledges that, pursuant to the Voting Agreements, each of the shareholders of the Company party thereto has irrevocably granted to and appointed Parent and up to two of Parent’s designated representatives as such shareholder’s proxy to vote all of the Company Shares (subject to the limitations on voting rights set forth in Section 51A of the Company Charter) held by such shareholder at the Company Shareholders Meeting, solely on the matters and in the manner specified in the Voting Agreements (the “Company Shareholder Proxies“).  The Company further agrees that during the Voting Period and, if applicable, the Tail Period (each, as defined in the applicable Voting Agreement), it shall recognize the grant of any such Company Shareholder Proxy and the exercise thereof by Parent or one of its designated representatives in accordance with its terms at any meeting of the shareholders of the Company (including the Company Shareholders Meeting and any adjournment, reconvenement or postponement thereof), subject to applicable Law.

Section 5.04         Reasonable Best Efforts.

(a)         Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance or timing is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including (A) taking all such actions contemplated by the terms of the Statutory Merger Agreements, (B) otherwise preparing and filing promptly all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (C) executing and delivering any additional instruments necessary to consummate the Transactions, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including any such approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations required with respect to the Material Contracts, Company Insurance Approvals, the Parent Insurance Approvals and under applicable Antitrust Laws, (iii) take all steps that are necessary, proper or advisable to avoid any Actions by any Governmental Authorities with respect to this Agreement or the Transactions and (iv) defend or contest in good faith any Action by any third party (including any Governmental Authority), whether judicial or administrative, challenging this Agreement or that would otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, including by seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

(b)         In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c)         Without limiting the general applicability of Section 5.04(a), each of the Company and Parent shall, in consultation and cooperation with the other and as promptly as practicable, following the date of this Agreement, file (i) all appropriate documents, forms, filings or submissions required under any non-U.S. Antitrust Laws and (ii) with applicable Insurance Regulators, all documents, forms, filings or other submissions required under applicable Insurance Laws with respect to the Transactions.  Any such filings shall be in substantial compliance with the requirements of applicable Law.  Each of the parties shall, in connection with the efforts referenced in Section 5.04(a), (A) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any documents, forms, filings or submissions contemplated by the first sentence of this Section 5.04(c), (B) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable and subject to applicable Law, of any material communication with, and any material inquiries or material requests for additional information from, any Governmental Authority regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and to the extent practicable and subject to applicable Law, secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (C) unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (1) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Transactions without the other party, (2) give the other party reasonable prior notice of any such meeting or conversation, (3) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto to the extent permitted by applicable Law, (4) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (5) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the Transactions except to the extent containing Trade Secrets or personally identifiable information and (D) respond to any inquiry or request from any Governmental Authority as promptly as reasonably practicable. The parties agree not to extend, directly or indirectly, any waiting period under any applicable Antitrust Law or enter into any agreement with a Governmental Authority to delay or not to consummate the First-Step Merger, the Second-Step Merger or any of the other Transactions, except with the prior written consent of the other parties hereto, which consent may not be unreasonably withheld, conditioned or delayed by a party.

Section 5.05         Transfer Taxes.  Subject to the consummation of the Second-Step Merger, all share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Parent or the Surviving Company, and, prior to the First-Step Effective Time, the Company shall cooperate with Parent in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

Section 5.06         Public Announcements.  Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02.  The parties hereto agree that the initial press releases to be issued with respect to the Transactions following execution of this Agreement shall be in the forms heretofore agreed to by the parties hereto.  Notwithstanding the foregoing, the parties shall have no consultation or other obligation pursuant to this Section 5.06 with respect to any press release or other public statements related to any actual or contemplated litigation between or among the parties to this Agreement.

Section 5.07         Access to Information; Confidentiality.  Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract having an express confidentiality provision, or waive the protection of an attorney-client privilege or other legal privilege.  Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or a Contract having an express confidentiality provision or risk waiver of such privilege.  All requests for information made pursuant to this Section 5.07 shall be directed to the Person designated by the Company.  Until the Final Effective Time, the information provided will be subject to the terms of the letter agreement dated as of March 7, 2012, by and between the Company and Parent (as amended from time to time, the “Parent Confidentiality Agreement”) and the letter agreement dated as of July 12, 2012, by and among the Company and Parent (as amended from time to time, together with the Parent Confidentiality Agreement, the “Confidentiality Agreements”).

Section 5.08         Indemnification and Insurance.

(a)         From and after the Final Effective Time, the Surviving Company shall (i) indemnify and hold harmless each individual who at the Final Effective Time is, or at any time prior to the Final Effective Time was, a director or officer of the Company, the Intermediate Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company, the Intermediate Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company, the Intermediate Company or such Subsidiary or taken at the request of the Company, the Intermediate Company or such Subsidiary (including in connection with serving at the request of the Company, the Intermediate Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Final Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law, but only to the extent that such Indemnitees are entitled to indemnification pursuant to the Company Charter and the organizational documents of the Company and its Subsidiaries as in effect on the date of this Agreement or in any written agreement in existence as of the date of this Agreement providing for indemnification between the Company and any Indemnitee and (ii) assume all obligations of the Company, the Intermediate Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Final Effective Time as provided in the Company Charter and the organizational documents of the Intermediate Company or such Subsidiaries as in effect on the date of this Agreement or in any written agreement in existence as of the date of this Agreement providing for indemnification between the Company and any Indemnitee. Without limiting the foregoing, Parent, from and after the Final Effective Time, shall cause, unless otherwise required by Law, the memorandum of association and bye-laws of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Final Effective Time, Parent shall cause the Surviving Company to advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.08(a) (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.08(a)) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.08(a).

(b)         For the six-year period commencing immediately after the Final Effective Time, the Surviving Company shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Final Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Final Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Final Effective Time, including a “tail” policy); provided, however, that, if the annual premium for such insurance shall exceed 250% of the current annual premium (such 250% threshold, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available (as determined by Parent in its reasonable discretion) at an annual premium not in excess of the Maximum Premium.  The Company may prior to the Final Effective Time purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six years, a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Final Effective Time, covering without limitation the Transactions.  If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.08(b) and the Surviving Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c)         The provisions of this Section 5.08 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, by contract or otherwise.  The obligations of Parent and the Surviving Company under this Section 5.08 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.08 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08).

(d)         In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates, amalgamates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 5.08.

(e)         Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in Section 5.08(a) is not prior to or in substitution for any such claims under such policies.

Section 5.09         Rule 16b-3.  Prior to the Final Effective Time and in consultation with Parent, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company or Intermediate Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10         Employee Matters.

(a)         For a period of one year following the Final Effective Time (or, other than with respect to post-termination benefits and payments, if shorter, until an employee is no longer employed by Parent or any of its Subsidiaries), Parent shall provide, or shall cause the Surviving Company (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns) to provide, each individual who is employed by the Company or any of its Subsidiaries immediately prior to the First-Step Effective Time (each, a “Company Employee”) with compensation and benefits that are substantially comparable in the aggregate to such compensation and benefits provided to the Company Employees immediately prior to the First-Step Effective Time.

(b)         Without limiting the generality of Section 5.10(a), from and after the Final Effective Time, Parent shall, or shall cause the Surviving Company to, honor in accordance with their respective terms, each Company Plan set forth in Schedule 3.11(a) of the Company Disclosure Schedule (including with respect to any payments, benefits or rights arising thereunder as a result of the Transactions (either alone or in combination with any other event)), as each such Company Plan is in effect on the date hereof or is amended after the date hereof consistent with Section 5.01(a)(vii) hereof and each Company Plan that is entered into after the date hereof consistent with Section 5.01(a) of the Company Disclosure Schedule.

(c)         With respect to all employee benefit plans of the Surviving Company and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Company or any of its Subsidiaries (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns); provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits for the same period of service or (ii) for purposes of benefit accrual under any defined benefit pension plan.

(d)         Without limiting the generality of Section 5.10(a), Parent shall, or shall cause the Surviving Company to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Company or any of its Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Final Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the First-Step Effective Time.  Parent shall, or shall cause the Surviving Company to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Final Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they may be eligible to participate from and after the Final Effective Time.

(e)         For the avoidance of doubt, for purposes of any Company Plan containing a definition of “change in control” or “change of control”, the consummation of the Mergers shall be deemed to constitute a “change in control” or “change of control”.

(f)         The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.10 is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, (ii) create any right in any Company Employee to continued employment by Parent, the Company, the Surviving Company, or any Affiliate thereof, or limit the ability of Parent, the Company, the Surviving Company, or any Affiliate thereof, to terminate the employment of any Company Employee for any reason, (iii) require the Company, Parent, the Surviving Company, or any Affiliate thereof to continue any Company Plan or prevent the amendment, modification, or termination thereof after the Final Effective Time, or (iv) confer upon or vest in any Company Employee or other person any rights or remedies.  No current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

(g)         With respect to the First-Step Merger and the Second-Step Merger, any notice to or consultation with any employee representative required under any collective bargaining agreement or other agreement with a labor union, works council or like organization or applicable Law has been, or prior to the Closing will be, timely completed by the Company and its Subsidiaries.

Section 5.11         Notification of Certain Matters; Shareholder Litigation.  Prior to the Final Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, (a) of any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions, and (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to the Closing in Article VI, or would trigger a right of termination pursuant to Article VII.  The Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company or its directors relating to this Agreement or the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.12         Supplemental Indentures.

(a)         In connection with the First-Step Merger, concurrently with or immediately prior to the Closing, the Company and Flagstone Bermuda shall cause Flagstone Bermuda to (i) issue and cause to be executed by the requisite parties a supplemental indenture pursuant to each of (A) Section 8.1 of that certain Junior Subordinated Indenture, dated as of August 23, 2006, between the Company (as successor to Flagstone Reinsurance Holdings Limited) and The Bank of New York Mellon Trust Company, National Association (as successor in interest to JPMorgan Chase Bank, National Association), as trustee, as supplemented by the First Supplemental Indenture, dated as of May 17, 2010, among the Company, Flagstone Reinsurance Holdings Limited and The Bank of New York Mellon Trust Company, National Association, as trustee, (B) Section 8.1 of that certain Junior Subordinated Indenture, dated as of June 8, 2007, among Flagstone Finance S.A., as issuer, Flagstone Reinsurance Holdings Limited, as guarantor and predecessor to the Company, and Wilmington Trust Company, as trustee, as supplemented by the First Supplemental Indenture, dated as of May 17, 2010, among Flagstone Finance S.A., the Company, as successor guarantor, and Wilmington Trust Company, as trustee, and (C) Section 8.1 of that certain Junior Subordinated Indenture, dated as of September 20, 2007, between the Company (as successor to Flagstone Reinsurance Holdings Limited), and The Bank of New York Mellon Trust Company, National Association (formerly known as The Bank of New York Trust Company, National Association), as trustee (the indentures described in clauses (A), (B) and (C), as so supplemented, collectively, the “Indentures”), and (ii) comply with the applicable provisions of the Indentures, including the delivery of any opinion of counsel required thereby.

(b)         In connection with the Second-Step Merger, concurrently with or immediately prior to the Closing, Parent shall cause the Surviving Company to (i) issue and cause to be executed by the requisite parties a supplemental indenture pursuant to each of Section 8.1 of the Indentures and (ii) comply with the applicable provisions of the Indentures, including the delivery of any opinion of counsel required thereby.

(c)         The Company and Flagstone Bermuda shall cooperate with Parent in connection with the preparation, execution and implementation of the supplemental indentures to be executed pursuant to this Section 5.12 and shall take all actions required in connection therewith.

Section 5.13         Parent Vote.

(a)         Parent shall vote (or act by written consent with respect to) or cause to be voted (or an action by written consent to be given with respect to) any Company Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted or to provide a consent, in favor of the approval of this Agreement, the First-Step Statutory Merger Agreement and the First-Step Merger at any meeting of shareholders of the Company at which this Agreement, the First-Step Statutory Merger Agreement and the First-Step Merger shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

(b)         Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving this Agreement, the Second-Step Statutory Merger Agreement and the Second-Step Merger. Parent shall promptly deliver a copy of such written consent to the Company immediately following the execution of this Agreement.

Section 5.14         Flagstone Bermuda Shareholder Approval.  Immediately following the execution of this Agreement, the Company shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Flagstone Bermuda, the Flagstone Bermuda Shareholder Approval.  The Company shall promptly deliver a copy of the Flagstone Bermuda Shareholder Approval to Parent immediately following the execution of this Agreement.

Section 5.15         Stock Exchange Listing.  Parent shall cause the Parent Shares to be issued in the Second-Step Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Final Effective Time.

Section 5.16         Stock Exchange De-listing.  Parent shall use its reasonable best efforts to cause the Company’s securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the Final Effective Time.

Section 5.17         Book Value Calculation.

(a)         Parent and the Company may, by written notice (a “Book Value Procedures Notice”) to the other party delivered no more than two days following the Measurement Date, request that the other party prepare an estimate of its Book Value, determined as of the Measurement Date (the “Measurement Date Book Value”).  With respect to any Non-Requesting Party, the Measurement Date Book Value hereunder shall be (i) based on the consolidated interim unaudited balance sheet of such party as of the last day of the month immediately preceding the Measurement Date, but adjusted to account for any and all subsequent events occurring through and including the Measurement Date and (ii) calculated in accordance with the historical accounting methodologies, practices and procedures of the applicable party, consistently applied.  For purposes of this Agreement, the “Requesting Party” shall mean the party delivering the Book Value Procedures Notice and the “Non-Requesting Party” shall mean the party receiving the Book Value Procedures Notice.  For the avoidance of doubt, both Parent and the Company may submit a Book Value Procedures Notice hereunder, in which case each such party shall become both a Requesting Party with respect to the Book Value Procedures Notice that it delivers and a Non-Requesting Party with respect to the Book Value Procedures Notice that it receives.

(b)         The Non-Requesting Party shall, no later than ten business days after its receipt of the Book Value Procedures Notice, prepare and deliver to the Requesting Party its calculation in reasonable detail of the Non-Requesting Party’s Measurement Date Book Value.  With respect to Non-Requesting Party, the Measurement Date Book Value hereunder shall (i) be based on the consolidated interim unaudited balance sheet of such party as of the last day of the month immediately preceding the Measurement Date, but adjusted to account for any and all subsequent events occurring through and including the Measurement Date and (ii) be calculated in accordance with the historical accounting methodologies, practices and procedures of the applicable party, consistently applied.  Following the delivery by the Non-Requesting Party of its calculation of its Measurement Date Book Value in accordance with this Section 5.17(b), the Non-Requesting Party shall give the Requesting Party prompt access to such information and personnel as the Requesting Party may reasonably request in connection with its review of the Non-Requesting Party’s calculation of the Non-Requesting Party’s Measurement Date Book Value.  The Requesting Party shall have five days from and after the date of delivery of the Non-Requesting Party’s calculation of its Measurement Date Book Value to review such calculation (such period, the “Requesting Party Review Period”).  The Requesting Party and the Non-Requesting Party shall seek in good faith to resolve any disagreements with respect to the Non-Requesting Party’s calculation of its Measurement Date Book Value within five days following the expiration of the Requesting Party Review Period.  If the Requesting Party and the Non-Requesting Party agree on the calculation of the Non-Requesting Party’s Measurement Date Book Value, then such Measurement Date Book Value as so agreed shall become final and binding on the parties.  If the parties are unable to agree on the Non-Requesting Party’s Measurement Date Book Value within such five day period and the Requesting Party reasonably believes in good faith that the items remaining in dispute would, if resolved in the Requesting Party’s favor, result in the failure of the condition set forth in Section 6.02(d), in the case that Parent is the Requesting Party, or Section 6.03(d), in the case that the Company is the Requesting Party, to be satisfied, then each of the Requesting Party and the Non-Requesting Party shall use its reasonable best efforts to engage an independent accounting firm, to act as an independent expert and not as an arbitrator, that is mutually acceptable to the Requesting Party and the Non-Requesting Party (the “Accounting Firm”) within five days and shall refer the determination of the Non-Requesting Party’s Measurement Date Book Value to the Accounting Firm; provided, however, that if the Requesting Party and the Non-Requesting Party are unable to select such accounting firm within such five day period, then either party may request the American Arbitration Association’s International Centre for Dispute Resolution to appoint, within three days from the date of such request or as soon as practicable thereafter, an internationally recognized accounting firm that is not the auditor or independent accounting firm of any of the parties, and who is independent and impartial, to act as the Accounting Firm, and the accounting firm selected thereby shall be the Accounting Firm.  Each of the Requesting Party and the Non-Requesting Party agree to enter into a customary engagement letter with the Accounting Firm.

(c)         The Requesting Party shall, no later than ten business days after its delivery of the Book Value Procedures Notice, prepare and deliver to the Non-Requesting Party the Requesting Party’s calculation in reasonable detail of its Measurement Date Book Value.  Following the delivery by the Requesting Party of the Requesting Party’s calculation of its Measurement Date Book Value in accordance with this Section 5.17(c), the Requesting Party shall give the Non-Requesting Party prompt access to such information and personnel as the Non-Requesting Party may reasonably request in connection with the Non-Requesting Party’s review of the Requesting Party’s calculation of its Measurement Date Book Value.  The Non-Requesting Party shall have until the expiration of the Requesting Party Review Period to review such calculation.  The Requesting Party and the Non-Requesting Party shall seek in good faith to resolve any disagreements with respect to the Requesting Party’s calculation of its Measurement Date Book Value within five days following the expiration of the Requesting Party Review Period.  If the Requesting Party and the Non-Requesting Party agree on the calculation of the Requesting Party’s Measurement Date Book Value, then such Measurement Date Book Value as so agreed shall become final and binding on the parties.  If the parties are unable to agree on the  Requesting Party’s Measurement Date Book Value within such five day period and the Non-Requesting Party reasonably believes in good faith that the items remaining in dispute would, if resolved in the Non-Requesting Party’s favor, result in the satisfaction of the condition set forth in Section 6.02(d), in the case that Parent is the Requesting Party, or Section 6.03(d), in the case that the Company is the Requesting Party, then each of the Requesting Party and the Non-Requesting Party shall use its reasonable best efforts to engage the Accounting Firm within five days and shall refer the determination of the Requesting Party’s Measurement Date Book Value to the Accounting Firm.

(d)          (i)           If the determination of the Measurement Date Book Value of the Requesting Party and/or the Non-Requesting Party is referred to the Accounting Firm, each of the Requesting Party and the Non-Requesting Party shall within five days after the engagement of the Accounting Firm submit to the Accounting Firm their respective final proposals with respect to the disputed Measurement Date Book Value calculations (and each such final proposal shall specify any items as to which the parties have been able to agree, each party’s proposal as to the items in dispute and each party’s proposed calculation of the applicable Measurement Date Book Value or Values).  Each of Parent and the Company shall cooperate and assist the Accounting Firm in its review of the disputed items and the parties’ respective calculations, including by providing the Accounting Firm reasonable access to all relevant information and personnel within its control, and each shall use its reasonable best efforts to cause the Accounting Firm to issue its determination within 15 days after the submission of such final proposals to the Accounting Firm.

(ii)          The Accounting Firm shall determine, based on the applicable final proposals of the Non-Requesting Party and the Requesting Party, the Measurement Date Book Value or Values in dispute, and such determination shall be final, binding and conclusive on Parent and the Company absent manifest error, and, subject to Article VIII, may be enforced as a judgment in any court having jurisdiction.  The fees and expenses of the Accounting Firm shall be borne in their entirety by (A) in the event that the Accounting Firm’s determination is such that Section 6.02(d), in the case that Parent is the Requesting Party, or Section 6.03(d), in the case that the Company is the Requesting Party, is satisfied, the Requesting Party or (B) in the event that the Accounting Firm’s determination is such that Section 6.02(d), in the case that Parent is the Requesting Party, or Section 6.03(d), in the case that the Company is the Requesting Party, is not satisfied, the Non-Requesting Party.

(e)         If the Walk-Away Date occurs during the pendency of any determination of Measurement Date Book Value pursuant to this Section 5.17, the Walk-Away Date shall automatically be extended for the period during which such determination is pending, plus five business days.

Section 5.18         Reorganization Treatment.  The parties intend that the First-Step Merger and the Second-Step Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each of the parties will not, and will not permit any of their respective Subsidiaries to, unless otherwise required by applicable Law, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the First-Step Merger or the Second-Step Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.19         Tax Representation Letters.  Parent will use its reasonable best efforts to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent (“Parent’s Counsel”), and Cravath, Swaine & Moore LLP, counsel to the Company (“Company’s Counsel”), a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement will have been declared effective by the SEC) and signed by an officer of Parent and Merger Sub, containing representations of Parent and Merger Sub.  The Company and Flagstone Bermuda will each use its reasonable best efforts to deliver to Parent’s Counsel and Company’s Counsel tax representation letters dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement will have been declared effective by the SEC) and signed by an officer of the Company and Flagstone Bermuda, containing representations of the Company and Flagstone Bermuda, in each case as reasonably necessary or appropriate to enable Parent’s Counsel to render the opinion described in Section 6.02(e) and Company’s Counsel to render the opinion described in Section 6.03(e).

Section 5.20         Treatment of Company Credit Facilities.  In the event that Parent determines in its reasonable discretion that it is necessary or desirable to obtain amendments to one or more of the Company Credit Facilities on or prior to the Closing Date in order to, among other things, permit the consummation of the Mergers and the other transactions contemplated hereby, then the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cooperate, and to cause its Representatives to cooperate, with Parent in connection with the arrangement and consummation of such amendments to the Company Credit Facilities; provided that (a) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries prior to the Closing Date and (b) the Company shall not be required to incur any liability under any such amendments to the Company Credit Facilities prior to the Closing Date unless contingent upon the occurrence of the Closing.

ARTICLE VI

Conditions Precedent

Section 6.01         Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of (i) the Company and Flagstone Bermuda to effect the First-Step Merger and (ii) the Intermediate Company, Parent and Merger Sub to effect the Second-Step Merger, in each case, shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)         Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)         Other Approvals.  The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any Governmental Authorities referenced in Section 3.05, Section 3.05(h) of the Company Disclosure Schedule, Section 4.04 and Section 4.04(h) of the Parent Disclosure Schedule shall have been filed, have occurred or been obtained and shall be in full force and effect.

(c)         No Injunctions or Restraints.  (i) No injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority  shall be in effect restraining, enjoining or prohibiting consummation of either Merger and (ii) there shall not be any action taken, or any Law enacted, entered, enforced or made applicable to the Mergers, by any Governmental Authority of competent jurisdiction that makes the consummation of the Mergers illegal or otherwise restrains, enjoins or prohibits the Mergers (collectively, “Restraints”).

(d)         Stock Exchange Listing.  The Parent Shares to be issued in the Second-Step Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(e)         Registration Statement Effectiveness.  The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order by the SEC suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending.

Section 6.02         Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Second-Step Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of the Company and Flagstone Bermuda (i) set forth in Section 3.07(d) shall be true and correct as of the date of this Agreement, (ii) set forth in Section 3.02(a), Section 3.02(b) and Section 3.16 shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company and Flagstone Bermuda by an executive officer of the Company to such effect.

(b)         Performance of Obligations of the Company and Flagstone Bermuda.  The Company and Flagstone Bermuda shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement at or prior to the First-Step Effective Time, and Parent shall have received a certificate signed on behalf of the Company and Flagstone Bermuda by an executive officer of the Company to such effect.

(c)         No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)         Company Book Value.  If (and only if) Parent has timely delivered a Book Value Procedures Notice in accordance with Section 5.17, (i) the Company’s Measurement Date Book Value (as finally determined in accordance with Section 5.17) shall be equal to or greater than 50% of the Company Year-End Book Value Amount, and (ii) (A) the decline (if any), on a percentage basis, in the Company’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) from the Company Year-End Book Value Amount shall not be more than 20 percentage points greater than (B) the decline (if any), on a percentage basis, in Parent’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) from the Parent Year-End Book Value Amount (it being understood that if Parent’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) is greater than or equal to the Parent Year-End Book Value Amount, then the decline for purposes of this clause (ii)(B) shall be deemed to be 0%).

(e)         Opinion of Counsel.  Parent shall have received an opinion of Parent’s Counsel, in form and substance reasonably satisfactory to Parent, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Final Effective Time, to the effect that (i) the First-Step Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of the Company and Flagstone Bermuda will be a party to such reorganization, (ii) the Second-Step Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Parent and Flagstone Bermuda will be a party to such reorganization and (iii) Parent will be treated, in respect of any shareholder who will own after the Second-Step Merger less than five percent of the issued and outstanding Parent Shares (as determined under Treasury Regulation Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code (the “Parent Tax Opinion”).  In rendering such opinion, Parent’s counsel may require and rely upon representations contained in tax representation letters of Parent, the Company and others.

(f)          Parent shall have received a copy of the Company Tax Opinion.

Section 6.03         Conditions to Obligations of the Company.  The respective obligations of (i) the Company and Flagstone Bermuda to effect the First-Step Merger and (ii) the Intermediate Company to effect the Second-Step Merger, in each case, are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.07(d) shall be true and correct as of the date of this Agreement, (ii) set forth in Section 4.02(a), Section 4.02(b) and Section 4.11 shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(b)         Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement at or prior to the First-Step Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(c)         No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)         Parent Book Value.  If (and only if) the Company has timely delivered a Book Value Procedures Notice in accordance with Section 5.17, (i) Parent’s Measurement Date Book Value (as finally determined in accordance with Section 5.17) shall be equal to or greater than 50% of the Parent Year-End Book Value Amount, and (ii) (A) the decline (if any), on a percentage basis, in Parent’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) from the Parent Year-End Book Value Amount shall not be more than 20 percentage points greater than (B) the decline (if any), on a percentage basis, in the Company’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) from the Company Year-End Book Value Amount (it being understood that if the Company’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) is greater than or equal to the Company Year-End Book Value Amount, then the decline for purposes of this clause (ii)(B) shall be deemed to be 0%).

(e)         Opinion of Counsel.  The Company shall have received an opinion of Company’s Counsel, in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Final Effective Time, to the effect that (i) the First-Step Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of the Company and Flagstone Bermuda will be a party to such reorganization, (ii) the Second-Step Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Parent and Flagstone Bermuda will be a party to such reorganization, and (iii) Parent will be treated, in respect of any shareholder who will own after the Second-Step Merger less than five percent of the issued and outstanding Parent Shares (as determined under Treasury Regulation Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code (the “Company Tax Opinion“).  In rendering such opinion, the Company’s counsel may require and rely upon representations contained in tax representation letters of Parent, the Company and others.

(f)         The Company shall have received a copy of the Parent Tax Opinion.

Section 6.04         Frustration of Closing Conditions.Neither the Company nor Flagstone Bermuda may rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if such failure was primarily caused by the failure of the Company or Flagstone Bermuda to perform in all material respects its obligations under this Agreement, including pursuant to Sections 5.02 and 5.03, or to use its reasonable best efforts to consummate the Transactions as required by and subject to Section 5.04.  Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform in all material respects its obligations under this Agreement or to use its reasonable best efforts to consummate the Transactions as required by and subject to Section 5.04.

ARTICLE VII

Termination

Section 7.01         Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the First-Step Effective Time, whether before or after receipt of the Company Shareholder Approval (except as otherwise expressly noted):

(a)         by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b)         by either of the Company or Parent:

(i)           if the Mergers shall not have been consummated on or before March 31, 2013 (as such date may be extended pursuant to Section 5.17(e) or Section 8.08, the “Walk-Away Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party to perform in all material respects its obligations under this Agreement, including, in the case of the Company, pursuant to Sections 5.02 and 5.03, or to use its reasonable best efforts to consummate the Transactions as required by and subject to Section 5.04, has been the primary cause of the failure of the Mergers to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii)          if any Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement and used its reasonable best efforts as required by and subject to Section 5.04, to prevent the entry of and to remove such Restraint; or

(iii)         if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment, reconvenement or postponement thereof at which the vote was taken;

(c)         by Parent:

(i)           if the Company or Flagstone Bermuda shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements (other than Section 5.02 or 5.03) set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, shall not have been cured within 30 calendar days following receipt by the Company or Flagstone Bermuda of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)          prior to receipt of the Company Shareholder Approval, if (A) the Board of Directors of the Company shall have effected an Adverse Recommendation Change or (B) there shall have occurred any willful and material breach of Section 5.02 or 5.03 by the Company, any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company; or

(iii)         if Parent is a Requesting Party and has complied with Section 5.17, and, after final determination in accordance with Section 5.17, the condition set forth in Section 6.02(d) is not satisfied;

(d)         by the Company:

(i)           if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, shall not have been cured within 30 calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company or Flagstone Bermuda is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)          if the Company is a Requesting Party and has complied with Section 5.17, and, after final determination in accordance with Section 5.17, the condition set forth in Section 6.03(d) is not satisfied.

Section 7.02         Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.02 and 7.03, Article VIII and the Confidentiality Agreements, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or Flagstone Bermuda or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the sections specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any willful and material breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement or fraud.  For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether such breach was the conscious object of the act or failure to act.

Section 7.03         Termination Fee.

(a)         In the event that:

(i)           (A) a bona fide Takeover Proposal shall have been publicly made or proposed or otherwise communicated to the Company or any of its Subsidiaries or any of their respective Representatives on or after the date of this Agreement and prior to the Company Shareholders Meeting (or prior to the termination of this Agreement if there has been no Company Shareholders Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) (prior to obtaining the Company Shareholder Approval) or Section 7.01(b)(iii) and (C) within twelve months after the date on which this Agreement is terminated, the Company enters into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated (whether or not such Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided, that for purposes of clause (C) of this Section 7.03(a)(i), the references to “10%” in the definition of Takeover Proposal shall be deemed to be references to “35%”; or

(ii)          this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii);

then, in any such event the Company shall pay the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (x) in the case of Section 7.03(a)(ii), within two business days after such termination or (y) in the case of Section 7.03(a)(i), concurrently upon the earlier of the entering into or consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay an aggregate amount pursuant to this Section 7.03(a) of greater than the Company Termination Fee.  As used herein, “Company Termination Fee” shall mean a cash amount equal to $24.16 million; provided, however, that if the Company makes the $6 million payment provided for in Section 7.03(b) and the Company subsequently is required to pay the Company Termination Fee to Parent pursuant to Section 7.03(a)(i), then the Company shall pay Parent, concurrently upon the earlier of  the entering into or consummation of such Takeover Proposal, an amount equal to the Company Termination Fee minus $6 million.  In the event that Parent or its designee shall receive full payment pursuant to this Section 7.03(a), together with any reimbursement of applicable expenses pursuant to Section 7.03(c), the receipt of the applicable Company Termination Fee and the expenses referred to in Section 7.03(c) shall be the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(b)         In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iii) and Parent is not then in willful and material breach of any of its representations, warranties, covenants or agreements hereunder then the Company shall pay to Parent or its designee an amount equal to $6 million by wire transfer of same-day funds, within two business days after such termination.

(c)         Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent commences an Action which results in a judgment against the Company for the payment set forth in this Section 7.03, the Company shall pay Parent for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

Miscellaneous

Section 8.01         No Survival of Representations and Warranties.  This Article VIII and the agreements of the Company, Flagstone Bermuda, Parent and Merger Sub contained in Article II and Section 5.08 shall survive the Final Effective Time.  No other representations, warranties, covenants or agreements in this Agreement shall survive the Final Effective Time.

Section 8.02         Amendment or Supplement.  At any time prior to the First-Step Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the First-Step Merger and this Agreement by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

Section 8.03         Extension of Time, Waiver, Etc.  At any time prior to the First-Step Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub, on the one hand, and the Company and Flagstone Bermuda, on the other hand, each shall be deemed a single party for purposes of the foregoing).  Notwithstanding the foregoing, no failure or delay by the Company, Flagstone Bermuda, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any waiver shall be effective only in the specific instance and for the specific purpose for which given, and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.04         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05         Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.06         Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, together with the Voting Agreements, Confidentiality Agreements, the First-Step Statutory Merger Agreement and the Second-Step Statutory Merger Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for:  (i) if the Final Effective Time occurs, (A) the right of the holders of Intermediate Company Shares (as holders of Company Shares immediately prior to the First-Step Effective Time) to receive the Merger Consideration payable in accordance with Article II and (B) the right of holders of Share Units and Pre-Closing Vested PSUs to receive the Share Unit Consideration payable in accordance with Article II and (ii) the provisions set forth in Section 5.08 of this Agreement, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.07         Governing Law; Jurisdiction.

(a)         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Luxembourg or Bermuda are mandatorily applicable to the Mergers.

(b)         All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Luxembourg or Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County or any appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding.  Each party hereto irrevocably consents to and grants any such court jurisdiction over the Person of such party and, to the extent legally effective, over the subject matter of such dispute and proceeding.  The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.08         Specific Enforcement.  The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement.  The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.  If, prior to the Walk-Away Date, any party hereto brings any action, in each case, in accordance with Section 8.07, to enforce specifically the performance of the terms and provisions hereof by any other party, the Walk-Away Date shall automatically be extended until a decision is issued on such party’s request for a preliminary injunction or temporary restraining order (or equivalent under applicable Law); provided that the parties hereto shall use their respective reasonable best efforts to cause the hearing for such request to be held as soon as reasonably practicable.

Section 8.09         WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10         Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by email), emailed (which is confirmed by facsimile) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

Validus Holdings, Ltd.
29 Richmond Road
Pembroke HM08
Bermuda
Attention:    Joseph E. (Jeff) Consolino
              Robert F. Kuzloski, Esq.
Facsimile:     441-278−9090
Email:    jeff.consolino@validusholdings.com
      robert.kuzloski@validusholdings.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:    Todd Freed, Esq.
Facsimile:     917-777-3714
Email:    todd.freed@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square, P.O. Box 636
Wilmington, Delaware 19899
Attention:    Steven J. Daniels, Esq.
Facsimile:     302-552-3240
Email:    steven.daniels@skadden.com

If to the Company or Flagstone Bermuda, to:

Flagstone Reinsurance Holdings, S.A.
65, Avenue de la Gare
L-1611 Luxembourg

Attention:    William F. Fawcett, General Counsel and Secretary
Facsimile:     866-550-9460
Email:    william.fawcett@flagstonere.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:    Sarkis Jebejian, Esq.
              Eric L. Schiele, Esq.
Facsimile:     212-474-3700
Email:    sjebejian@cravath.com
              eschiele@cravath.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received (and, if applicable, confirmed) prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.11         Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.12         Definitions.

(a)         As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” means any cause of action, litigation, controversy, dispute, hearing, charge, complaint, demand, proceeding, suit, investigation, arbitration or action by or before any Governmental Authority.

“Additional Pre-Closing Vested PSUs” means, with respect to any Pre-Closing Vested PSUs, the  excess of (i) the number of Company Shares that the holder of Pre-Closing Vested PSUs would have been entitled to receive if such Pre-Closing Vested PSUs had vested based on the attainment of all applicable performance goals at the maximum level of payment over (ii) the number of Company Shares actually received by the holder of such Pre-Closing Vested PSUs (determined without regard to tax withholding) in connection with the vesting thereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as  amended and all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Parent SAP” means, with respect to any Parent Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable Insurance Regulator, consistently applied.

“Applicable SAP” means, with respect to any Company Reinsurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable Insurance Regulator, consistently applied.

“Average Parent Share Price” means the volume weighted average trading price of the Parent Shares on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the Company and Parent) for the 10 consecutive trading days immediately preceding the second trading day prior to the Closing Date.

“Book Value” of a Person means the shareholders’ equity of such Person, calculated on a consolidated basis in accordance with GAAP applied on a basis consistent with the determination of the Company Year-End Book Value Amount, in the case of the Company, or the Parent Year-End Book Value Amount, in the case of Parent.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, the Grand Duchy of Luxembourg or Bermuda are authorized or required by Law to be closed.

“Company Charter” means the Company’s articles of incorporation (STATUTS), as amended to the date of this Agreement.

“Company Credit Facilities” shall mean (i) that certain Insurance Letters of Credit - Master Agreement, dated as of April 28, 2010, between Flagstone Réassurance Suisse SA, Flagstone Capital Management Luxembourg SICAF - FIS and Citibank Europe plc, including the related instruments and agreements executed in connection therewith, and amendments, renewals, replacements, refinancings and restatements to any of the foregoing, and (ii) that certain $200,000,000 Multicurrency Letter of Credit Facility Agreement, dated as of August 31, 2011, by and among Flagstone Suisse, Flagstone Capital Management Luxembourg SICAF-FIS and Barclays Bank plc, including the related instruments and agreements executed in connection therewith, and amendments, renewals, replacements, refinancings and restatements to any of the foregoing.

“Company Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA covering current or former directors, officers or employees that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any such employee pension benefit plan required by applicable Law.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, officers or employees, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) a Company Pension Plan, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement between the Company or any of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than, in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law.

“Company Share Plans” means the Amended and Restated Flagstone Employee Restricted Share Unit Plan and the Amended and Restated Flagstone Performance Share Unit Plan.

“Company Year-End Book Value Amount” means $789,048,000.

“Copyrights” means copyrights, copyright registrations, copyrightable subject matter, designs, and design registrations.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third-party right or encumbrance of any kind or nature.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Affiliates, is treated as a single employer under Section 414 of the Code.

“First-Step Statutory Merger Agreement” means the First-Step Statutory Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Company and Flagstone Bermuda as contemplated by the terms hereof.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any nation, government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity, body, agency, official or instrumentality, domestic or foreign, whether federal, national, provincial, state, local or multinational or self-regulatory organization or other similar quasi-governmental regulatory body or arbitration panel, tribunal or arbitrator.

“Hazardous Materials” means any substance, chemical or compound which is regulated by any Environmental Law.

 “Insurance Law” means all requirements relating to the sale, issuance, marketing, advertising and administration of insurance products (including licenses and appointments), all Laws applicable to the business and products of insurance or the regulation of insurance companies, whether domestic or foreign, federal, national, provincial, state, local or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under Insurance Laws.

“Intellectual Property” means all intellectual property and proprietary rights of every kind and description in any jurisdiction throughout the world, whether registered or unregistered, including all United States and foreign (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Software, (v) internet domain names, (vi) Trade Secrets, and (vii) all rights to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.12(i) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.12(ii) of the Parent Disclosure Schedule.

“Liens” means any pledges, liens, charges, mortgages, Encumbrances or security interests of any kind or nature.

“Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events or occurrences, has a material adverse effect on (A) the ability of the Company or Flagstone Bermuda to consummate the Mergers or (B) the business, results of operations, properties, assets, liabilities, obligations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur pursuant to this clause (B):  any effect, change, event or occurrence that results from or arises in connection with (i) changes or conditions generally affecting the property catastrophe reinsurance industry in the geographic regions in which the Company and its Subsidiaries operate or underwrite reinsurance, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (iii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster, (v) any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster or catastrophe, (vi) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, or the identity of Parent, (vii) any change or announcement of a potential change, in and of itself, in the Company’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of the Company’s or its Subsidiaries’ businesses, (viii) any change, in and of itself, in the market price, credit ratings or trading volume of the Company’s or any of its Subsidiaries’ securities, (ix) any change in applicable Law, regulation, GAAP (or authoritative interpretation thereof) or in Applicable SAP, including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board or (x) any action required to be taken by the Company, or that the Company is required to cause one of its Subsidiaries to take, pursuant to the terms of this Agreement (it being understood that the exceptions in clauses (iii), (vii) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the exceptions provided by clauses (i) through (x) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (i) (except to the extent resulting from events described in clause (iv) or (v)), (ii) or (ix) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants engaged primarily in the property catastrophe reinsurance industry operating in the geographic regions in which the Company and its Subsidiaries operate or underwrite reinsurance (in which case the incremental disproportionate effect or effects may be taken into account in determining whether or not a Material Adverse Effect has occurred).

“Measurement Date” means the first business day following the satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI, other than (i) Section 6.02(d) and Section 6.03(d) (as applicable), and (ii) those conditions that by their nature are to be satisfied at the Closing.

“Parent Director Stock Plan” means the Validus Holdings, Ltd. Director Stock Compensation Plan, as amended.

“Parent Equity Awards” means Parent Restricted Shares, Parent Stock Options, Parent RSUs, Parent PSUs and Parent DSUs.

“Parent Equity Plan” means each of the Validus Holdings, Ltd. 2005 Amended and Restated Long-Term Incentive Plan and Validus Holdings, Ltd. Short Term Incentive Plan.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events or occurrences, has a material adverse effect on (A) the ability of Parent or Merger Sub to consummate the Second-Step Merger or (B) the business, results of operations, properties assets, liabilities, obligations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Parent Material Adverse Effect has occurred or may occur pursuant to this clause (B):  any effect, change, event or occurrence that results from or arises in connection with (i) changes or conditions generally affecting the property catastrophe reinsurance industry and insurance industries in the geographic regions in which Parent and its Subsidiaries operate or underwrite reinsurance or insurance, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (iii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster, (v) any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster or catastrophe, (vi) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, or the identity of the Company, (vii) any change or announcement of a potential change, in and of itself, in Parent’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of Parent’s or its Subsidiaries’ businesses, (viii) any change, in and of itself, in the market price, credit ratings or trading volume of Parent’s or any of its Subsidiaries’ securities, (ix) any change in applicable Law, regulation, GAAP (or authoritative interpretation thereof) or in Applicable SAP, including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board or (x) any action required to be taken by Parent, or that Parent is required to cause one of its Subsidiaries to take, pursuant to the terms of this Agreement (it being understood that the exceptions in clauses (iii), (vii) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the exceptions provided by clauses (i) through (x) hereof) is a Parent Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (i) (except to the extent resulting from events described in clause (iv) or (v)), (ii) or (ix) may be taken into account in determining whether or not there has been a Parent Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants engaged primarily in the property catastrophe reinsurance industry and insurance industries operating in the geographic regions in which Parent and its Subsidiaries operate or underwrite reinsurance or insurance (in which case the incremental disproportionate effect or effects may be taken into account in determining whether or not a Parent Material Adverse Effect has occurred).

“Parent Restricted Share” means a Parent Share issued subject to vesting or other lapse restrictions under a Parent Equity Plan.

“Parent Stock Option” means an option to purchase Parent Shares granted under a Parent Equity Plan.

“Parent Stock Plans” means the Validus Holdings, Ltd. 2005 Long Term Incentive Plan and the Validus Holdings, Ltd. Short Term Incentive Plan.

“Parent Year-End Book Value Amount” means $3,448,425,000.

“Patents” means patents, patent applications, patent rights, and invention disclosures (including all reissues, divisions, continuations, continuations-in-part, reexaminations, divisionals, substitutions and extensions thereof).

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location or impair the ability to transfer such property for its present use, (ii) zoning, entitlement, building and other land-use regulations imposed by Governmental Authorities having jurisdiction over such real property and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, for which adequate reserves have been established on the financial statements in accordance with GAAP or Applicable SAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, of the applicable Person or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (iv) Liens granted in the ordinary course of the insurance or reinsurance business of the applicable Person or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (A) in connection with (1) pledges of such instruments or investments to collateralize letters of credit delivered by the applicable Person or its Subsidiaries, (2) the creation of trust funds for the benefit of ceding companies, (3) underwriting activities of the applicable Person or its Subsidiaries, (4) deposit liabilities, (5) statutory deposits, (6) ordinary-course securities lending and short-sale transactions, in the case of the Company and its Subsidiaries, in compliance with the Investment Guidelines and (B) with respect to investment securities held in the name of a nominee, custodian or other record owner, (v) pledges or deposits by the applicable Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vi) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records that do not, individually or in the aggregate, affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations of such properties, (vii) licenses granted to third parties in the ordinary course of business by the applicable Person or its Subsidiaries, (viii) in the case of the Company and its Subsidiaries, Liens created by or through the actions of Parent or any of its Affiliates, (ix) transfer restrictions imposed by Law and (x) such other Liens, Encumbrances or imperfections that are not, individually or in the aggregate, material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, Encumbrance or imperfection.

“Person” means an individual, firm, company, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Second-Step Statutory Merger Agreement” means the Second-Step Statutory Merger Agreement in the form attached hereto as Exhibit B to be executed and delivered by Flagstone Bermuda (as predecessor to the Intermediate Company), Parent and Merger Sub as contemplated by the terms hereof.

“Software” means database rights, rights in computer programs (whether in source code, object code, or other form), algorithms, compilations and data, technology supporting the foregoing and all documentation relating to the foregoing.

“Statutory Merger Agreements” means the First-Step Statutory Merger Agreement and the Second-Step Statutory Merger Agreement.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which, directly or indirectly, securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.  With respect to the Company, Star & Shield Holdings LLC is a “Subsidiary” for purposes of this Agreement.

“Trade Secrets” means trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies.

“Trademarks” means trademarks, trademark registrations, trademark applications, service marks, logos, slogans, trade dress, design rights, trade names, business names, brand names, and other similar designations of source or origin (including applications and registrations therefor), together with the goodwill symbolized by any of the foregoing, and all reissues, extensions, and renewals of any of the foregoing.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulation” means the Treasury Regulations (including temporary regulations) promulgated by the U.S. Treasury Department with respect to the Code or other United States federal Tax statutes.

(b)         The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in Section 8.12(a)	Section

Acceptable Confidentiality Agreement	Section 5.02(g)
Accounting Firm	Section 5.17(b)
Adverse Recommendation Change	Section 5.02(d)
Adverse Recommendation Change Period	Section 5.02(d)
Agreement	Preamble
Bankruptcy and Equity Exception	Section 3.04(a)
Bermuda Companies Act	Section 1.01
Book-Entry Share	Section 2.01(c)
Book Value Procedures Notice	Section 5.17(a)
Capitalization Date	Section 3.02(a)
Certificate	Section 2.01(c)
Certificate of First-Step Merger	Section 1.02
Certificate of Second-Step Merger	Section 1.07
Closing	Section 1.11
Closing Date	Section 1.11
Code	Section 2.03(i)
Company	Preamble
Company Board Recommendation	Section 3.04(b)
Company Disclosure Schedule	Article III
Company Employee	Section 5.10(a)
Company Filed SEC Documents	Article III
Company Insurance Approvals	Section 3.05
Company PSU	Section 2.04
Company Reinsurance Contracts	Section 3.22
Company Reinsurance Subsidiary	Section 3.19
Company Rights	Section 3.02(b)
Company RSU	Section 2.04
Company SEC Documents	Section 3.06(a)
Company Securities	Section 3.02(b)
Company Shareholder Approval	Section 3.04(d)
Company Shareholders Meeting	Section 5.03(a)
Company Shares	Section 2.01
Company Shareholder Proxies	Section 5.03(c)
Company Statutory Statements	Section 3.20(a)
Company Tax Opinion	Section 6.03(e)
Company Termination Fee	Section 7.03(a)
Company’s Counsel	Section 5.19
Confidentiality Agreements	Section 5.07
Contract	Section 3.04(c)
Exchange Act	Section 3.02(c)
Exchange Agent	Section 2.03(a)
Exchange Fund	Section 2.03(a)

Terms Not Defined in Section 8.12(a)	Section

Exchange Ratio	Section 2.02(c)
Final Effective Time	Section 1.07
First-Step Effective Time	Section 1.02
First-Step Merger	Recitals
First-Step Merger Application	Section 1.02
Flagstone Bermuda	Preamble
Flagstone Bermuda Shareholder Approval	Section 3.04(d)
Flagstone Bermuda Shares	Section 2.01
Indebtedness	Section 5.01(a)(ii)
Indemnitee	Section 5.08(b)
Indemnitees	Section 5.08(b)
Indentures	Section 5.12(a)
Intermediate Company	Section 1.01
Intermediate Company Shares	Section 2.01(c)
Investment Assets	Section 3.14(a)
Investment Guidelines	Section 3.14(a)
Laws	Section 3.09
Leased Real Property	Section 3.17(b)
Luxembourg	Section 1.02
Luxembourg Company Law	Section 1.01
Luxembourg Deed Publication	Section 1.02
Luxembourg Merger Publication	Section 1.02
Luxembourg Notarial Deed	Section 1.02
Material Contract	Section 3.18(a)
Maximum Premium	Section 5.08(b)
Measurement Date Book Value	Section 5.17(a)
Mémorial C	Section 1.02
Merger Applications	Section 1.07
Merger Cash Consideration	Section 2.02(c)
Merger Consideration	Section 2.02(c)
Merger Share Consideration	Section 2.02(c)
Merger Sub	Preamble
Merger Sub Shares	Section 2.02
Mergers	Recitals
Non-Requesting Party	Section 5.17(a)
Owned Real Property	Section 3.17(a)
Parent	Preamble
Parent Bye-Laws	Section 4.01(a)
Parent Charter	Section 4.01(a)
Parent Confidentiality Agreement	Section 5.07
Parent Disclosure Schedule	Article IV
Parent DSUs	Section 4.02(a)
Parent Filed SEC Documents	Article IV
Parent Insurance Approvals	Section 4.04
Parent Insurance Subsidiary	Section 4.12

Terms Not Defined in Section 8.12(a)	Section

Parent PSUs	Section 4.02(a)
Parent Rights	Section 4.02(b)
Parent RSUs	Section 4.02(a)
Parent SEC Documents	Section 4.06(a)
Parent Securities	Section 4.02(b)
Parent Shares	Section 2.02(c)
Parent Statutory Statements	Section 4.13(a)
Parent Tax Opinion	Section 6.02(e)
Parent Tax Returns	Section 4.10(p)
Parent’s Counsel	Section 5.19
Permits	Section 3.09
Pre-Closing Vested PSU	Section 2.04(a)
Proxy Statement	Section 3.05
Real Estate Leases	Section 3.17(b)
Real Property	Section 3.17
Registrar	Section 1.02
Registration Statement	Section 3.05
Requesting Party	Section 5.17(a)
Requesting Party Review Period	Section 5.17(b)
Restraints	Section 6.01(c)
SEC	Section 3.05
Second-Step Merger	Recitals
Second-Step Merger Application	Section 1.07
Securities Act	Section 3.02(e)
Share Unit	Section 2.04
Share Unit Consideration	Section 2.04
Superior Proposal	Section 5.02(i)
Surviving Company	Section 1.06
Surviving Company Shares	Section 2.02(a)
Takeover Law	Section 3.16
Takeover Proposal	Section 5.02(g)
Tax	Section 3.10(p)
Tax Returns	Section 3.10(p)
Transfer Taxes	Section 5.05
Voting Agreements	Recitals
Walk-Away Date	Section 7.01(b)(i)
Warrant	Section 2.07

Section 8.13         Fees and Expenses.  Whether or not either Merger is consummated, all fees and expenses incurred in connection with the Mergers, this Agreement and the other Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

Section 8.14         Interpretation.

(a)         When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The phrase “ordinary course of business” shall be construed to be followed by the phrase “consistent with past practice” regardless of whether such phrase is expressed.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.  Each representation, warranty, covenant, agreement and condition contained in this Agreement shall have independent significance.

(b)         The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FLAGSTONE REINSURANCE HOLDINGS, S.A.,

By:	/s/ David Brown
Name: David Brown
Title: Director and Chief Executive
Officer

FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED,

By:	/s/ David Brown
Name: David Brown
Title: Director

VALIDUS HOLDINGS, LTD.,

By:	/s/ Robert F. Kuzloski
Name: Robert F. Kuzloski
Title: Executive Vice President and
Chief Legal Officer

VALIDUS UPS, LTD.,

By:	/s/ Robert F. Kuzloski
Name: Robert F. Kuzloski
Title: Sole Director

EXHIBIT A

Dated [•]

FLAGSTONE REINSURANCE HOLDINGS, S.A.

and

FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED

COMMON DRAFT TERM OF MERGER
(FIRST-STEP STATUTORY MERGER AGREEMENT)

THESE COMMON DRAFT TERMS OF MERGER dated [●], are made

BETWEEN:

(1)
FLAGSTONE REINSURANCE HOLDINGS, S.A., a société anonyme registered in the Grand-Duchy of Luxembourg with the companies registry the Registre de Commerce et des Sociétés (“RCS”) under number R.C.S. Luxembourg B 153.214 having its registered office at 65 Avenue de la Gare, L-1611 Luxembourg, Grand Duchy of Luxembourg (“Company”); and

(2)
FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED, a company registered in Bermuda under number 46543 as an exempted limited liability company having its registered office at 2nd Floor, Wellesley House, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda (“Flagstone Bermuda”).

WHEREAS:

(1)	Flagstone Bermuda is a wholly-owned subsidiary of the Company.

(2)	Validus UPS, Ltd. (“Merger Sub”)) is a wholly-owned subsidiary of Validus Holdings, Ltd. (“Parent”)).

(3)
The Company, Flagstone Bermuda, Merger Sub and Parent have entered into an Agreement and Plan of Merger dated August 30, 2012, (the “Agreement and Plan of Merger”) in terms of which, if the requisite shareholder approvals are obtained and other conditions satisfied, various business combination transactions shall proceed pursuant to which the Company will merge with and into Flagstone Bermuda, with Flagstone Bermuda surviving such merger (the “First-Step Merger”), which merger shall immediately be followed by the merger of Flagstone Bermuda with and into Merger Sub, with Merger Sub surviving such merger (the “Second-Step Merger”).

(4)
In accordance with the above, the board of directors of each of the Company and Flagstone Bermuda have agreed on August 29, 2012, that the Company and Flagstone Bermuda should complete the First-Step Merger pursuant to the provisions of the Luxembourg Law on commercial companies of 10 August 1915, as amended (the “Luxembourg Company Law”), and pursuant to the Companies Act 1981 of Bermuda (the “Companies Act”) with the Company being absorbed by Flagstone Bermuda on the terms and conditions of these common draft terms of merger (the “Agreement”).

(5)	This Agreement is the “First-Step Statutory Merger Agreement” referred to in the Agreement and Plan of Merger.

(6)
The board of directors of the Company therefore proposes to the Company’s shareholders that they approve at the extraordinary general meeting of the shareholders of the Company (duly called, convened and held, the “Extraordinary General Meeting”) this Agreement, the Agreement and Plan of Merger and the First-Step Merger.

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(7)
The Second-Step Merger shall take place immediately following the First-Step Merger. Pursuant to the terms of the Agreement and Plan of Merger, the Company, as the sole shareholder of Flagstone Bermuda, has approved the First-Step Merger, the First-Step Statutory Merger Agreement and, subject to the completion of the First-Step Merger, the Second-Step Merger and the Second-Step Statutory Merger Agreement.

IT IS HEREBY AGREED as follows:

1.	DETAILS OF THE MERGING COMPANIES AND THE COMPANY SURVIVING FROM THE FIRST-STEP MERGER

The name, form and registered office of the merging companies are as follows:

Flagstone Reinsurance Holdings, S.A. – Société Anonyme

65, Avenue de la Gare

L-1611 Luxembourg

Grand-Duchy of Luxembourg

(the absorbed company for purposes of Luxembourg law)

Flagstone Reinsurance Holdings (Bermuda) Limited – an exempted limited liability company incorporated in Bermuda

2nd Floor, Wellesley House

90 Pitts Bay Road

Pembroke HM 08

Bermuda

(the absorbing company for purposes of Luxembourg law)

The name, form and registered office of the company surviving from the First-Step Merger (the “Intermediate Company”) are as follows:

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Flagstone Reinsurance Holdings (Bermuda) Limited – an exempted limited liability company incorporated in Bermuda

2nd Floor, Wellesley House

90 Pitts Bay Road

Pembroke HM 08

Bermuda.

2.	THE FIRST-STEP MERGER AND ITS EFFECTIVENESS

2.1
The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Luxembourg Company Law and the Companies Act, the Company and Flagstone Bermuda shall, by means of a merger by absorption, merge pursuant to article 259 of the Luxembourg Company Law and section 104A of the Companies Act with Flagstone Bermuda surviving as the Intermediate Company, a Bermuda exempted company, and, as a result, the Company shall cease to exist. As a result of the First-Step Merger, (a) the Company will be dissolved without liquidation and all assets and liabilities of the Company shall be transferred to the Intermediate Company and (b) the shareholders of the Company shall receive shares in the Intermediate Company.

2.2	The First-Step Merger shall be conditional on:

	2.2.1	the approval of this Agreement and the First-Step Merger by the shareholders of the Company and Flagstone Bermuda;

2.2.2
as set out in the Agreement and Plan of Merger, the timely satisfaction (or, if capable of waiver, waiver in accordance with the terms of the Agreement and Plan of Merger and applicable law) of all of the merger conditions applicable to the First-Step Merger; and

	2.2.3	the issuance of a certificate of merger with respect to the First-Step Merger (the “Certificate of First-Step Merger”) by the Bermuda Registrar of Companies (the “Registrar”).

2.3	The First-Step Merger shall become effective at the time and date shown on the Certificate of First-Step Merger issued by the Registrar (such time, the “First-Step Effective Time”).

2.4	At the First-Step Effective Time:

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2.4.1
All of the assets and liabilities of the Company and Flagstone Bermuda shall become the assets and liabilities of the Intermediate Company. The Company shall be dissolved without liquidation and shall cease to exist pursuant to the laws of Luxembourg.

2.4.2
Each issued and outstanding share, par value $0.01 per share, of Flagstone Bermuda that is owned by the Company immediately prior to the First-Step Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

2.4.3
All shares, par value $0.01 per share, of the Company (each a “Company Share”) that are owned by the Company as treasury shares immediately prior to the First-Step Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

2.4.4
Subject to section 2.4.3, each Company Share that is issued and outstanding immediately prior to the First-Step Effective Time shall be converted automatically into and become one validly issued, fully paid and nonassessable common share, of par value $0.01 per share, of the Intermediate Company (each an “Intermediate Company Share”). As of the First-Step Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each certificate previously evidencing any Company Shares (each, a “Certificate”) or, if any, uncertificated Company Shares represented by book-entry immediately prior to the First-Step Effective Time shall thereafter represent, without the requirement of any exchange thereof, that number of Intermediate Company Shares into which such Company Shares represented by such Certificate or book-entry, as applicable, have been converted pursuant to this section 2.4.4 and the right to receive dividends and other distributions in accordance with section 2.4.5, in each case without interest.

2.4.5
The Intermediate Company Shares resulting from the conversion of the Company Shares pursuant to section 2.4.4 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares previously outstanding, subject, however, to the Intermediate Company’s obligation, if applicable, to pay regular quarterly cash dividends, if any, not to exceed $0.04 per Company Share, with a record date prior to the First-Step Effective Time that may have been declared by the Company on Company Shares not in violation of the terms of the Agreement and Plan of Merger or prior to the date of the Agreement and Plan of Merger and which remain unpaid at the First-Step Effective Time. At the First-Step Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Intermediate Company of the Company Shares that were outstanding immediately prior to the First-Step Effective Time.

5

3.	DATE FROM WHICH INTERMEDIATE COMPANY SHARES SHALL CARRY THE RIGHT TO PARTICIPATE IN THE PROFITS OF THE INTERMEDIATE COMPANY

3.1	The Intermediate Company Shares shall be validly issued, fully paid and non-assessable as at the First-Step Effective Time, in conformity with the provisions of the Companies Act.

3.2
The Intermediate Company Shares shall, from the date of their issuance, participate fully as to future profits, dividends and distributions of the Intermediate Company, without restriction, and whether any such profits, dividends and distributions relate to prior fiscal years of either the Company or Flagstone Bermuda or otherwise.

4.	EFFECTIVE TIME FOR ACCOUNTING AND TAX PURPOSES

4.1
The operations of the Company, as the absorbed company under Luxembourg law, are to be regarded from an accounting and tax perspective, as being carried out by the Intermediate Company with effect from [June 30, 2012].

4.2
The accounts used as a basis for the terms and conditions of the First-Step Merger are the [Interim Financial Information dated June 30, 2012], as approved by the respective board of directors of the Company and Flagstone Bermuda on [June 30, 2012]. All of the assets and liabilities of the Company and Flagstone Bermuda shall, from an evaluation and accounting perspective, become, without adjustment, the assets and liabilities of the Intermediate Company with effect from the First-Step Effective Time.

5.	VALUATION OF THE ASSETS AND LIABILITIES TRANSFERRED TO FLAGSTONE BERMUDA

As at [June 30, 2012], the Company had total assets of $2,574,026,000 and total liabilities of $1,737,366,000. The assets and liabilities of the Company that will become the assets and liabilities of the Intermediate Company following the First-Step Merger have been valued in accordance with Luxembourg legal and regulatory requirements.

6.	MEMORANDUM OF ASSOCIATION AND BYE-LAWS

6.1
The memorandum of association of Flagstone Bermuda, as in effect immediately prior to the First-Step Effective Time, shall be the memorandum of association of the Intermediate Company until thereafter changed or amended as provided in the Agreement and Plan of Merger or pursuant to applicable law. The bye-laws of Flagstone Bermuda as in effect immediately prior to the First-Step Effective Time shall be the bye-laws of the Intermediate Company until thereafter changed or amended as provided in the Agreement and Plan of Merger or pursuant to applicable law.

6

6.2	The proposed memorandum of association and bye-laws of the Intermediate Company are attached as appendix 1.

7.	DIRECTORS AND AUDITORS

7.1
As a result of the First-Step Merger, the Company will cease to exist and shall continue as the Intermediate Company, and the mandates of the board of directors of the Company and the statutory auditors of the Company shall each terminate as of the First-Step Effective Time.

7.2	The names and addresses of the persons proposed to be the inaugural directors of the Intermediate Company are as follows:

	7.2.1	David Brown

7.3
Those individuals identified above currently hold office as directors of Flagstone Bermuda and shall hold office as directors of the Intermediate Company until their resignation, removal or replacement pursuant to the Second-Step Merger.

7.4
The management and supervision of the business and affairs of the Intermediate Company shall be under the control of its directors as elected from time to time subject to the provisions of the Companies Act and the memorandum of association and bye-laws of the Intermediate Company.

7.5
The Directors of the Company receive annual fees plus expenses in accordance with established policies of the Company. No special compensation is being paid to any directors in connection with the First-Step Merger.

7.6
No special compensation is paid to the Company’s auditors or independent auditors, other than their professional fees performed in connection with the First-Step Merger which includes, in the case of the independent auditors, their preparing and issuing the report on the First-Step Merger required by article 266 of the Luxembourg Company Law.

8.	EFFECT OF THE FIRST-STEP MERGER

8.1
Following the First-Step Merger, all assets and liabilities of the Company and Flagstone Bermuda shall become by operation of law, and without regard as to the period at which they were acquired or assumed, the assets and liabilities of the Intermediate Company. The Intermediate Company shall, when such First-Step Merger has been effected, succeed to and possess without exception all of the assets, rights, privileges, powers and purposes of the Company and Flagstone Bermuda, and shall be liable for all of the liabilities, obligations and penalties of the Company and Flagstone Bermuda in accordance with applicable law.

7

8.2
The formalities required for the validity of the transfer of industrial and intellectual property rights and of ownership or other “rights in rem” on assets, other than collateral established on movable and immovable property, will be completed by the parties within six months after the First-Step Effective Time and will be valid vis-à-vis third parties on the conditions provided for in the specific laws governing such rights.

9.	EFFECT OF THE FIRST-STEP MERGER FOR EMPLOYEES

Neither of the merging companies has any direct employees and thus the First-Step Merger will have no effects for direct employees.

10.	RIGHTS OF CREDITORS OF THE MERGING COMPANIES

10.1
Creditors of the Company may exercise their rights in accordance with article 268 of the Luxembourg Company Law. This article provides that within two months of the publication in the Luxembourg government gazette (the Mémorial C Recueil des Sociétés et Associations) of the notarial deed recording the resolutions passed at the Extraordinary General Meeting approving this Agreement and the First-Step Merger, creditors of the merging companies, whose claims predate the date of such publication, may apply to the chamber of the district court in Luxembourg (Tribunal d’Arrondissement de et à Luxembourg) dealing with commercial matters and sitting as in urgent matters to obtain adequate security for matured or unmatured debts whether they can readily demonstrate that due to the First-Step Merger the satisfaction of their claims is at stake and that no adequate security has been obtained from the debtor company. Such request may be rejected by the court if it finds that the creditors’ rights are already adequately protected or on account of the financial position of the Company after the First-Step Merger. The merging companies may cause the application to be refused by paying the creditor, even if the debt has not yet matured. If the security is not provided within the time limit prescribed, the debt shall immediately fall due.

10.2	For further information, creditors of the Company may contact its registered office where more detailed information may be obtained free of charge.

8

10.3	For further information, creditors of Flagstone Bermuda may contact its registered office where more detailed information may be obtained free of charge.

11.	APPROVAL OF SHAREHOLDERS OF THE MERGING COMPANIES

11.1
This Agreement, the Agreement and Plan of Merger and the First-Step Merger shall be submitted to the vote of shareholders at the Extraordinary General Meeting of the shareholders of the Company, to be duly called, convened and held in Luxembourg, Grand Duchy of Luxembourg, which meeting shall be conducted in conformity with the quorum and voting requirements of the Luxembourg Company Law and the Company’s articles of incorporation (Statuts), as amended to the date of this Agreement.

11.2
The First-Step Merger is subject to the affirmative vote (in person or by proxy) of 75% of the Company Shares present or represented at the Extraordinary General Meeting or any adjournment, reconvening or postponement thereof in favor of the approval of this Agreement, Agreement and Plan of Merger and the First-Step Merger.

11.3
The board of directors of the Company has determined that shareholder(s) of record of the Company at the close of business on the record date disclosed in the proxy statement/prospectus disseminated to shareholders (the “Record Date”) will be entitled to vote at the aforesaid Extraordinary General Meeting or any adjournment, reconvening or postponement thereof to deliberate on this Agreement, Agreement and Plan of Merger and the First-Step Merger.

12.	SCHEDULES AND DOCUMENTS

12.1	Appendix 1 to this Agreement shall constitute an integral part thereof.

12.2
This Agreement, as well as the documents listed in article 267 paragraph 1 of the Luxembourg Company Law may be inspected at the registered offices of each of the Company and Flagstone Bermuda and copies thereof may be obtained on request, free of charge.

12.3	In addition, the Second-Step Statutory Merger Agreement and the Agreement and Merger Plan are available at the registered offices of the Company and Flagstone Bermuda.

12.4
It is acknowledged that the Companies Act does not require a report from the board of directors of Flagstone Bermuda or of a report from its independent auditors with respect to the First-Step Merger. Therefore, in accordance with article 257, third paragraph of the Luxembourg Company Law, no such reports will be available at the registered office of either of the merging companies

9

12.5	All documents of the Company referred to in article 9 of the Luxembourg Company Law are filed with the RCS under Registration Number R.C.S. Luxembourg B 153.214.

12.6
The following records of Flagstone Bermuda are available for public inspection at the office of the Registrar, save for the documents listed in paragraph 12.6.5 which are available for public inspection at the registered office of Flagstone Bermuda:

	12.6.1	the memorandum of association and any amendments thereto;

	12.6.2	the certificate of incorporation;

	12.6.3	the notice stating the registered address of Flagstone Bermuda;

	12.6.4	confirmation that there are no charges registered against Flagstone Bermuda; and

	12.6.5	the register of directors and officers and the register of members.

12.7	This Agreement is written in English followed by a French translation. In case of divergences between the English and French texts, the English version shall prevail.

12.8	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all such counterparts when taken together shall constitute one and the same instrument.

13.	GOVERNING LAW

13.1
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Luxembourg or Bermuda are mandatorily applicable.

13.2
All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Luxembourg or Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County or any appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding.

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14.	NOTICES

14.1
Notices under this Agreement shall be given in writing by personal delivery, recorded delivery mail, courier or facsimile transmission, with a confirmation copy despatched by personal delivery or recorded delivery mail, and shall be effective when received. Notices shall be given as follows:

if to the Company:

Flagstone Reinsurance Holdings, S.A. – Société Anonyme
65, Avenue de la Gare
L-1611 Luxembourg
Grand-Duchy of Luxembourg
	FAO:	William F. Fawcett
	Fax:	352 273 515 30

With a copy to:

M Partners
56, rue Charles Martel
L-2134 Luxembourg
Grand-Duchy of Luxembourg
	FAO:	Herman Trotskie
	Fax:	352 26 38 68 66

if to Flagstone Bermuda:

Flagstone Reinsurance Holdings (Bermuda) Limited
2nd Floor, Wellesley House
90 Pitts Bay Road
Pembroke HM 08

11

Bermuda
	FAO:	William F. Fawcett
	Fax:	866 550 9460

With a copy to:

Appleby (Bermuda) Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda
	FAO:	Brad Adderley
	Fax:	441 298 3340

14.2	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

	14.2.1	if delivered personally, on delivery;

	14.2.2	if sent by facsimile, when sent (with receipt confirmed); and

	14.2.3	if sent by recorded delivery mail or courier, on delivery.

15.	MISCELLANEOUS

15.1	Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.

15.2
This Agreement and the documents referred to in it constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions; provided, that in no event will this Agreement supersede the terms and conditions of the Agreement and Plan of Merger.

15.3	No party to this Agreement may terminate this Agreement or the First-Step Merger at any time, other than as expressly set out herein or in the Agreement and Plan of Merger.

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15.4	Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of	SIGNED for and on behalf of
FLAGSTONE REINSURANCE HOLDINGS, S.A.	FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED

By:	By:

Name:	Name:

Title:	Title:

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APPENDIX l

Bye-Laws and Memorandum of Association of Intermediate Company

EXHIBIT B

Dated [•]

FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED

and

VALIDUS UPS, LTD.

and

VALIDUS HOLDINGS, LTD.

SECOND STEP MERGER
STATUTORY AGREEMENT

THIS MERGER AGREEMENT dated [●] is made

BETWEEN:

(1)
FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED, a company registered in Bermuda under number 46543 as an exempted limited liability company having its registered office at 2nd Floor, Wellesley House, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda (“Intermediate Company”);

(2)
VALIDUS UPS, LTD., a company registered in Bermuda under number 46838 as an exempted limited liability company having its registered office at 29 Richmond Road, Pembroke, Bermuda, HM 08 (“Merger Sub”); and

(3)
VALIDUS HOLDINGS, LTD., a company registered in Bermuda under number 37417 as an exempted limited liability company having its registered office at 29 Richmond Road, Pembroke, Bermuda, HM 08 (“Parent”).

WHEREAS:

(1)	Merger Sub is a wholly-owned subsidiary of Parent.

(2)
Intermediate Company and Merger Sub have agreed to merge pursuant to the provisions of the Companies Act 1981 Bermuda (the “Merger”) and Merger Sub will survive as a Bermuda exempted company (the “Surviving Company”) on the terms hereinafter appearing.

(3)	This Agreement is the “Second-Step Statutory Merger Agreement” as referred to in the Agreement and Plan of Merger (each as defined below).

(4)
Pursuant to the terms of the Agreement and Plan of Merger, the Company, as the sole shareholder of Flagstone Bermuda, has approved the First-Step Merger, the First-Step Statutory Merger Agreement and, subject to the completion of the First-Step Merger, the Second-Step Merger and the Second-Step Statutory Merger Agreement.

(5)	Pursuant to the terms of the Agreement and Plan of Merger, Parent, as the sole shareholder of Merger Sub, has approved the Second-Step Merger and the Second-Step Statutory Merger Agreement.

IT IS HEREBY AGREED as follows:

1.	Definitions

Words and expressions defined in the recitals to this Agreement have, unless the context otherwise requires, the same meanings in this Agreement. Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

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“Agreement and Plan of Merger” means the agreement and plan of merger dated August 30, 2012 and made among the Company (1), Flagstone Bermuda (2), Parent (3) and Merger Sub (4) relating to, inter alia, the Mergers;

“Book-Entry Share” has the meaning given in the Agreement and Plan of Merger;

“Business Day” has the meaning given in the Agreement and Plan of Merger;

“Certificate” has the meaning given in the Agreement and Plan of Merger;

“Certificate of First-Step Merger” has the meaning given in the Agreement and Plan of Merger;

“Certificate of Second-Step Merger” has the meaning given in the Agreement and Plan of Merger;

“Closing Date” has the meaning given in the Agreement and Plan of Merger;

“Companies Act” means the Companies Act 1981 (as amended) of Bermuda;

“Company” has the meaning given in the Agreement and Plan of Merger;

“Excluded Shares” means (i) all Intermediate Company Shares that are owned by the Intermediate Company as treasury shares, and (ii) any Intermediate Company Shares that are owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent immediately prior to the Final Effective Time;

“Final Effective Time” has the meaning given in the Agreement and Plan of Merger;

“First-Step Effective Time” has the meaning given in the Agreement and Plan of Merger;

“Flagstone Bermuda” has the meaning given in the Agreement and Plan of Merger;

“Intermediate Company Share” has the meaning given in the Agreement and Plan of Merger;

“Mergers” has the meaning given in the Agreement and Plan of Merger;

“Merger Conditions” means the conditions set out in Article VI in the Agreement and Plan of Merger;

“Merger Consideration” has the meaning given in the Agreement and Plan of Merger;

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“Merger Sub Share” has the meaning given in the Agreement and Plan of Merger;

“Person” includes any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

“Subsidiary” means, in relation to Intermediate Company, Parent or Merger Sub, any entity, whether incorporated or unincorporated, of which securities or ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such party or by one or more of its Subsidiaries;

“Surviving Company Share” has the meaning given in the Agreement and Plan of Merger;

“Taxes” means all taxes, charges, fees, levies or other assessments, including foreign, national, state and local income, profits (including any surtax), capital gains, franchise, property, turn-over, sales, value-added, use, excise, wage, payroll, capital, stamp and other taxes, including obligations for withholding taxes from payments due or made to any other Person, as well as any contribution to any social security scheme, and any interest, penalties and additions to tax; and

“Walk Away Date” means March 31, 2013.

2.	Effectiveness of the Merger

2.1
The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Companies Act, at the Final Effective Time, Intermediate Company and Merger Sub shall merge pursuant to the Companies Act and Merger Sub shall survive as a Bermuda exempted company and Intermediate Company shall cease to exist and shall be struck off the Register of Companies in Bermuda.

2.2	The Merger shall be conditional on:

	2.2.1	the satisfaction (or, if capable of waiver, waiver in accordance with the terms of the Agreement and Plan of Merger) on or before the Walk Away Date of each of the Merger Conditions; and

2.2.2
the issuance of the Certificate of Second-Step Merger by the Registrar of Companies, such certificate to be issued on the Closing Date immediately following the issuance of the Certificate of First-Step Merger.

3.	Name

The Surviving Company shall be called VALIDUS UPS, LTD.

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4.	Memorandum of Association

The memorandum of association of the Surviving Company shall be in the same form as the memorandum of association of Merger Sub.

5.	Bye-laws

The bye-laws of the Surviving Company shall be in the same form as the bye-laws of Merger Sub.

6.	Directors

6.1	The names and addresses of the persons proposed to be the inaugural directors of the Surviving Company are as follows:

[●]

[●]

[●]

[●]

6.2
Those individuals identified above shall hold office as directors of the Surviving Company until the first annual general meeting of the Surviving Company or until such time as their individual appointments are terminated or their successors are elected or appointed as the case may be.

6.3
The management and supervision of the business and affairs of the Surviving Company shall be under the control of the directors of the Surviving Company from time to time subject to the provisions of the Companies Act and the bye-laws of the Surviving Company.

7.	Share Capital of Merger Sub

At the Final Effective Time, each issued and outstanding Merger Sub Share shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Company.

8.	Cancellation of Shares

8.1	At the Final Effective Time:

(a)
each Intermediate Company Share owned by any direct or indirect wholly owned Subsidiary of the Intermediate Company shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration; and

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(b) each Excluded Share shall be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

9.	Conversion of Intermediate Company Shares

Each Intermediate Company Share that is issued and outstanding immediately prior to the Final Effective Time shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration on the terms and subject to the conditions of the Agreement and Plan of Merger. As of the Final Effective Time, all such Intermediate Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Intermediate Company Shares represented thereby to be paid in consideration therefor, in accordance with the terms and subject to the conditions of the Agreement and Plan of Merger, and the right to receive dividends and other distributions in accordance with the terms and subject to the conditions of the Agreement and Plan of Merger, in each case without interest.

10.	Miscellaneous

10.1	Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

10.2
This Agreement and the documents referred to in it constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

10.3	Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.

10.4
Any waiver of any right under this Agreement shall only be effective if it is in writing, and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived. No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law shall constitute a waiver of such right or remedy or prevent any future exercise in whole or in part thereof. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

10.5	Unless specifically provided otherwise, rights arising under this Agreement shall be cumulative and shall not exclude rights provided by law.

10.6	This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

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10.7
The provisions of this Agreement shall not be deemed to modify, add to or amend the provisions of the Agreement and Plan of Merger. In the event of any conflict or inconsistency between the terms of this Agreement and the Agreement and Plan of Merger, the Agreement and Plan of Merger shall prevail.

11.	Notices

11.1
Notices under this Agreement shall be given in writing by personal delivery, recorded delivery mail, courier or facsimile transmission, with a confirmation copy despatched by personal delivery or recorded delivery mail, and shall be effective when received. Notices shall be given as follows:

if to Intermediate Company:

Flagstone Reinsurance Holdings (Bermuda) Limited
2nd Floor, Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda
	FAO:	William F. Fawcett
	Fax:	866 550 9460

With a copy to:

Appleby (Bermuda) Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda
	FAO:	Brad Adderley
	Fax:	441 298 3340

if to Parent or to Merger Sub:

Validus Holdings, Ltd.
29 Richmond Road
Pembroke, Bermuda HM 08
	FAO:	Joseph E. (Jeff) Consolino
Robert F. Kuzloski, Esq.
	Fax:	(441) 278−9090

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square

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New York, New York 10036
	FAO:	Todd Freed, Esq.
	Fax:	917-777-3714
and

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square, P.O. Box 636
Wilmington, Delaware 19899
	FAO:	Steven J. Daniels, Esq.
	Fax:	302-552-3240

11.2	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(a)	if delivered personally, on delivery;

(b)	if sent by facsimile, when sent (with receipt confirmed); and

(c)	if sent by recorded delivery mail or courier, on delivery.

12.	Governing law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Luxembourg or Bermuda are mandatorily applicable.

All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Luxembourg or Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County or any appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of	SIGNED for and on behalf of
FLAGSTONE REINSURANCE	VALIDUS UPS, LTD.
HOLDINGS (BERMUDA) LIMITED

By:	By:

Name:	Name:

Title:	Title:

SIGNED for and on behalf of
VALIDUS HOLDINGS, LTD.

By:

Name:

Title:

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